EXHIBIT 2.1

                                                                  Execution Copy










              _____________________________________________________

                            STOCK PURCHASE AGREEMENT

              _____________________________________________________











                            Dated as of March 4, 2006

                                Table of Contents
                                -----------------


1.       Sale and Purchase...............................................................................1
         1.1      Sale and Purchase of the Shares........................................................1
         1.2      Closing................................................................................1
         1.3      Purchase Price.........................................................................2
         1.4      Purchase Price Adjustment..............................................................4
         1.5      Copper Inventory Price.................................................................4
         1.6      Contingency Payment....................................................................5

2.       Representations and Warranties of the Seller....................................................7
         2.1      Corporate Status and Authority.........................................................7
         2.2      No Conflicts, Consents and Approvals...................................................7
         2.3      Corporate Status of the Company; Corporate Records.....................................8
         2.4      The Shares.............................................................................8
         2.5      Subsidiaries...........................................................................9
         2.6      Financial Statements...................................................................9
         2.7      Absence of Undisclosed Liabilities.....................................................9
         2.8      Assets and Properties..................................................................9
         2.9      Contracts.............................................................................10
         2.10     Employment Agreements and Benefits....................................................11
                  2.10.1   Employment Agreements and Plans..............................................11
                  2.10.2   ERISA........................................................................12
                  2.10.3   Tax Qualification............................................................13
                  2.10.4   Labor Matters................................................................13
                  2.10.5   Compliance with Law..........................................................13
                  2.10.6   Transferred Employees........................................................13
         2.11     Intellectual Property.................................................................13
         2.12     Governmental Authorizations; Compliance with Law......................................14
         2.13     Litigation............................................................................15
         2.14     Taxes.................................................................................15
         2.15     Absence of Changes....................................................................17
         2.16     Insurance.............................................................................17
         2.17     Environmental Matters.................................................................18
         2.18     Brokers...............................................................................19
         2.19     Related Party Transactions............................................................19
         2.20     Product Liability.....................................................................19
         2.21     Consigned Copper Inventory............................................................19

3.       Representations and Warranties of the Purchaser................................................20
         3.1      Corporate Status and Authority........................................................20
         3.2      No Conflicts, Consents and Approvals..................................................20
         3.3      Financial Ability to Perform..........................................................20
         3.4      Solvency..............................................................................20
         3.5      Litigation............................................................................21
         3.6      Purchase for Investment...............................................................21
         3.7      Brokers...............................................................................21
         3.8      Insurance.............................................................................21
         3.9      No Knowledge of Misrepresentations or Omissions.......................................21

4.       Certain Covenants..............................................................................21
         4.1      Consents; Obligations of the Parties..................................................21
         4.2      Obligations of the Seller.............................................................22
                  4.2.1    Conduct of Business..........................................................22
                  4.2.2    Access and Information.......................................................24
                  4.2.3    Certain Resignations.........................................................24
                  4.2.4    INCO Notice..................................................................25
         4.3      Taxes.................................................................................25
         4.4      Publicity.............................................................................30
         4.5      Supplements to Disclosures............................................................31
         4.6      Contact with Customers and Suppliers..................................................31
         4.7      Directors and Officers................................................................31
         4.8      Use of Business Name..................................................................31
         4.9      Non-Competition; Non-Solicitation; Confidentiality....................................32
                  4.9.1    Non-Competition..............................................................32
                  4.9.2    Non-Solicitation.............................................................32
                  4.9.3    Confidentiality..............................................................32
                  4.9.4    Remedies.....................................................................33
                  4.9.5    Court Determination..........................................................33
         4.10     Credit Support Arrangement............................................................33
         4.11     Cooperation with Financing............................................................34
         4.12     Transfer of Japanese Subsidiary.......................................................34
         4.13     Removal of Certain Liens and Title Clean Up...........................................34
         4.14     AS400 Server..........................................................................35

5.       Employees and Employee Benefit Plans...........................................................35
         5.1      Compensation and Benefits of Company Employees........................................35
                  5.1.1    Certain Company Benefits.....................................................35
                  5.1.2    Filings and Records..........................................................36
                  5.1.3    Employee Savings Plan........................................................36
                  5.1.4    Supplemental Savings Plan....................................................36
                  5.1.5    Retiree Medical Plan.........................................................36
                  5.1.6    Long-Term Disability Plan....................................................37
                  5.1.7    Welfare Plans................................................................37
                  5.1.8    WARN.........................................................................38
                  5.1.9    Paid Time Off; Vacation......................................................38
                  5.1.10   Workers' Compensation........................................................38
         5.2      Other Plans and Programs..............................................................38
         5.3      Employee Benefits Indemnity...........................................................38

6.       Conditions Precedent...........................................................................39
         6.1      General...............................................................................39
         6.2      Conditions to Obligations of the Parties..............................................39
                  6.2.1    No Injunction................................................................39
                  6.2.2    Governmental Consents........................................................39
                  6.2.3    Legal Proceeding.............................................................39
         6.3      Conditions to Obligations of the Seller...............................................40
                  6.3.1    Representations, Warranties and Covenants of the Purchaser...................40
                  6.3.2    Officer's Certificate........................................................40
         6.4      Conditions to Obligations of the Purchaser............................................40
                  6.4.1    Representations, Warranties and Covenants of the Seller......................40
                  6.4.2    Officer's Certificate........................................................41
                  6.4.3    Ancillary Agreements.........................................................41

7.       Indemnification................................................................................41
         7.1      Survival of Representations and Warranties, Covenants and Indemnities.................41
         7.2      Indemnification.......................................................................42
                  7.2.1    By the Seller................................................................42
                  7.2.2    By the Purchaser.............................................................44
                  7.2.3    Indemnification Procedures...................................................45
                  7.2.4    Mitigation...................................................................48
                  7.2.5    Tax Treatment................................................................48
                  7.2.6    Exclusive Remedy.............................................................48

8.       Definitions....................................................................................48

9.       General Provisions.............................................................................57
         9.1      Modification; Waiver..................................................................57
         9.2      Entire Agreement......................................................................57
         9.3      Certain Limitations...................................................................57
         9.4      Termination...........................................................................58
         9.5      Expenses..............................................................................59
         9.6      Further Actions.......................................................................59
         9.7      Post-Closing Access...................................................................59
         9.8      Notices...............................................................................60
         9.9      Assignment............................................................................61
         9.10     No Third Party Beneficiaries..........................................................61
         9.11     Counterparts..........................................................................61
         9.12     Interpretation........................................................................61
         9.13     Severability..........................................................................61
         9.14     Governing Law.........................................................................62
         9.15     Consent to Jurisdiction...............................................................62


         9.16     Waiver of Punitive and Other Damages and Jury Trial...................................63
         9.17     Specific Performance..................................................................63
         9.18     Non-Recourse..........................................................................64

EXHIBITS
--------

Exhibit A         Form of Transition Services Agreement
Exhibit B         Form of Alloy Supply Agreement


SCHEDULES
---------

Schedule 1.3               Accounting Principles
Schedule 1.5(b)            Copper Inventory Process
Schedule 1.6(a)            Differences in Purchaser Accounting Principles
Schedule 2.2(a)            Certain Conflicts
Schedule 2.2(b)            Certain Consents and Approvals
Schedule 2.3               Investments
Schedule 2.4               The Shares
Schedule 2.6               Financial Statements
Schedule 2.7               Undisclosed Liabilities
Schedule 2.8(a)            Real Property; Certain Liens
Schedule 2.8(b)            Condition of Properties
Schedule 2.8(c)(i)         Title to Tangible Personal Property
Schedule 2.8(c)(ii)        Condition of Tangible Personal Property
Schedule 2.8(d)            Personal Property Leases
Schedule 2.8(e)            Sufficiency of Assets and Properties
Schedule 2.9(a)            Material Contracts
Schedule 2.9(b)            Exceptions to Contracts
Schedule 2.10.1            Labor Agreements and Plans
Schedule 2.10.2            ERISA Matters
Schedule 2.10.4            Labor Matters
Schedule 2.10.6            Transferred Employees
Schedule 2.11(a)           Company Intellectual Property
Schedule 2.11(b)           Exceptions to Company Intellectual Property
Schedule 2.11(c)           Intellectual Property Infringement
Schedule 2.12              Governmental Authorizations
Schedule 2.13              Litigation
Schedule 2.14              Taxes
Schedule 2.15              Absence of Changes
Schedule 2.16              Insurance
Schedule 2.17              Environmental Matters
Schedule 2.17(h)           Former Properties
Schedule 2.19              Related Party Transactions
Schedule 2.20              Product Liability
Schedule 2.21              Consigned Copper Inventory
Schedule 4.2.1             Conduct of Business
Schedule 4.9.2             Non-Solicitation
Schedule 4.13(a)           Certain Liens
Schedule 4.13(b)           Terms of Spartanburg Letter
Schedule 6.2.2             Governmental Consents
Schedule 7.2.1             Special Indemnification Claim
Schedule 9.12(a)           Knowledge Group of the Purchaser
Schedule 9.12(b)           Knowledge Group of the Seller

           STOCK PURCHASE AGREEMENT, dated as of the 4th day of March, 2006, between Phelps Dodge Corporation, a New York corporation (the "Seller"), and International Wire Group, Inc., a Delaware corporation (the "Purchaser").

           WHEREAS, the Seller wishes to sell the outstanding capital stock of its wholly-owned subsidiary, Phelps Dodge High Performance Conductors of SC and GA, Inc., a New York corporation (the "Company"), which consists of 316,420 shares of common stock, par value $1.00 per share (the "Shares"), to the Purchaser, and the Purchaser is willing to purchase the Shares, on the terms and subject to the conditions set forth in this Agreement; and

           NOW, THEREFORE, in consideration of the mutual promises, covenants, representations and warranties made herein and of the mutual benefits to be derived herefrom, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

           1. Sale and Purchase.

           1.1 Sale and Purchase of the Shares. Subject to the terms and conditions of this Agreement, at the Closing, the Seller will sell, and the Purchaser will purchase, the Shares.

           1.2 Closing. The closing of the sale and purchase of the Shares (the "Closing") will take place at the offices of Debevoise & Plimpton LLP, 919 Third Avenue, New York, New York 10022 at 10:00 a.m., New York time, three Business Days after satisfaction or waiver of the conditions set forth in Section 6; provided, that the Closing shall not occur prior to fifteen Business Days after the date hereof (the "Closing Date"). At the Closing:

          (a) the Seller will deliver, or cause to be delivered, to the Purchaser certificates representing the Shares, endorsed in blank or accompanied by stock powers in favor of the Purchaser, and accompanied by all requisite stock transfer stamps;

          (b) the Purchaser will deliver, or cause to be delivered, the Estimated Purchase Price to the Seller by wire transfer of immediately available funds to a previously designated account of the Seller; and

          (c) each of the Seller and the Purchaser will deliver all other instruments, agreements, certificates and documents required to be delivered by such party on or prior to the Closing Date pursuant to this Agreement.

           1.3 Purchase Price.

          (a) Estimated Purchase Price. The "Estimated Purchase Price" for the Shares shall be an amount equal to $42,000,000 in cash (i) minus the amount, if any, by which Estimated Working Capital is less than Target Working Capital, or (ii) plus the amount, if any, by which Estimated Working Capital exceeds Target Working Capital. The procedure for determining the Estimated Purchase Price is set forth in Section 1.3(c).

          (b) Final Purchase Price. The "Final Purchase Price" for the Shares shall be an amount equal to $42,000,000 in cash (i) minus the amount, if any, by which Final Working Capital is less than Target Working Capital or
     (ii) plus the amount, if any, by which Final Working Capital exceeds Target Working Capital. The procedure for determining the Final Purchase Price is set forth in Section 1.3(d).

          (c) Procedure for Determining the Estimated Purchase Price. For the purpose of determining the Estimated Purchase Price, at least five Business Days prior to the anticipated Closing Date, the Seller shall prepare and deliver to the Purchaser: (i) its determination of the Estimated Purchase Price, (ii) a calculation of the estimated Working Capital as of the close of business on the Closing Date (the "Estimated Working Capital") and (iii) an estimated Closing Balance Sheet (the "Estimated Closing Balance Sheet"), which shall be prepared on the basis of the same accounting principles, consistently applied, as used in the preparation of the 2004 Balance Sheet, including the accounting principles set forth on Schedule 1.3 (the "Company Accounting Principles"). The Seller shall provide periodic updates to the Purchaser regarding the status of the preparation of the Estimated Working Capital and the Estimated Closing Balance Sheet and will consider in good faith any concerns or objections raised by the Purchaser regarding such preparation. Within two Business Days after such delivery, if the Purchaser has any objections to such determination, the Purchaser will deliver to the Seller a detailed statement describing its objections. The Purchaser and the Seller will use their respective good faith efforts to resolve any dispute regarding the determination of the Estimated Purchase Price. The Seller will prepare and deliver to the Purchaser, no later than one Business Day prior to the anticipated Closing Date, the Seller's final calculation of Estimated Working Capital and the Estimated Purchase Price, each of which shall be conclusive for purposes of Sections 1.2(b) and 1.3(a).

          (d) Procedure for Determining the Final Purchase Price. For the purpose of determining the Final Purchase Price, within 90 days following the Closing, the Seller will deliver to the Purchaser: (i) a consolidated balance sheet of the Company as of the close of business on the Closing Date (the "Closing Balance Sheet"), which shall be prepared on the basis of the Company Accounting Principles; provided that the Closing Balance Sheet shall give effect to the transactions contemplated by the last paragraph of
     Section 4.2.1, and (ii) a statement showing the calculation of Final Working Capital (as adjusted pursuant to the foregoing proviso, the "Closing Statement").


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
          (1) The Purchaser shall, and shall cause its representatives and the Company its employees and representatives to, cooperate with and assist the Seller in the preparation of the Closing Balance Sheet, Closing Statement and the calculation of the Closing Working Capital and shall provide the Seller and its accountants, counsel or financial advisers with full access at all reasonable times to the personnel, properties, books, contracts, records, schedules, analyses and working papers of the Company for such purpose until the Final Purchase Price is finally determined.

          (2) During the 30-day period following the Purchaser's receipt of the Closing Balance Sheet and Closing Statement, the Purchaser shall, at its sole expense, be permitted to review the working papers of the Seller and its independent auditors relating to the Closing Balance Sheet and Closing Statement. The Closing Balance Sheet and Closing Statement shall become final and binding upon the parties on the 30th day following the Purchaser's receipt thereof unless the Purchaser gives written notice of its disagreement with the Closing Balance Sheet and Closing Statement (the "Notice of Disagreement") to the Seller prior to such date. The Notice of Disagreement shall specify in reasonable detail the nature of any such disagreement and include all supporting schedules, analyses, working papers and other documentation. If a Notice of Disagreement complying with the preceding sentence is received by the Seller in a timely manner, then the Closing Balance Sheet and Closing Statement (each as revised in accordance with clause (x) or (y) below) shall become final and binding upon the parties upon the earlier of (x) the date on which the Seller and the Purchaser resolve in writing any differences they have with respect to the matters specified in the Notice of Disagreement or (y) the date on which any disputed matters are finally resolved in writing by the Accounting Firm.

          (3) During the 30-day period following the delivery of a Notice of Disagreement in compliance with clause (2) above, the Seller and the Purchaser shall seek in good faith to resolve any differences they may have with respect to the matters specified in the Notice of Disagreement. During such period, the Seller and the Purchaser and their independent auditors shall have full access to the personnel, properties, books, records, schedules, analyses and working papers of the other parties (including the Company) and their independent auditors relating to the preparation of the Notice of Disagreement. If, at the end of such 30-day period, the Seller and the Purchaser shall not have resolved such differences, the Seller and the Purchaser shall submit to the national office of Deloitte & Touche LLP or, if such firm is unwilling or unable to serve, the national office of any other "big four" accounting firm selected by the Seller that has no material relationship with the Purchaser, the Seller or their respective Affiliates (the "Accounting Firm") for review and resolution of any and all matters that remain in dispute and that were properly included in the Notice of Disagreement. The Seller and the Purchaser shall use their respective commercially reasonable efforts to cause the Accounting Firm to render a decision resolving the matters in dispute within 30 days following the submission of such matters to the Accounting Firm. The Seller and the Purchaser agree that judgment may be entered upon the determination of the Accounting Firm in any court having jurisdiction over the party against which such determination is to be enforced. The cost of any review and resolution (including the fees and expenses of the Accounting Firm and reasonable fees and expenses of legal counsel of the parties) pursuant to this Section 1.3(d)(3) shall be borne by the Seller and the Purchaser in inverse proportion as they may prevail on matters resolved by the Accounting Firm, which inverse proportionate allocations shall also be determined by the Accounting Firm at the time the determination of the Accounting Firm is rendered on the merits of the matters submitted.

           1.4 Purchase Price Adjustment. As soon as practicable after the Final Purchase Price has been determined pursuant to Section 1.3(b) and Section 1.3(d) (but in any event within three Business Days after such determination), the Purchaser, if the Final Purchase Price exceeds the Estimated Purchase Price, or the Seller, if the Estimated Purchase Price exceeds the Final Purchase Price, shall deliver to such other party, by wire transfer of immediately available funds to the account specified by the recipient, an amount equal to the sum of
(i) the amount of such excess plus (ii) interest on the amount of such excess from the Closing Date through but excluding the date on which such amount is paid at a rate per annum equal to the average over such period of the Federal funds discount rate as published in The Wall Street Journal.

           1.5 Copper Inventory Price.

           (a) The "Copper Inventory Price" shall be an amount in cash equal to the Market Price of the copper inventory held on consignment by the Company from the Seller or any of its Affiliates (the "Consigned Copper") (including Consigned Copper held by third party toll service providers and consignments to customers) at the close of business on the Business Day immediately preceding the Closing Date minus the Recorded Price of such Consigned Copper. The "Market Price" shall mean the daily first position COMEX HG settlement price (closing price) for copper per pound, averaged over the 30 calendar days prior to Closing plus the applicable rod premium for the month of Closing published by the Seller. The "Recorded Price" shall mean $0.321 per pound of copper.

           (b) After the close of business on the Business Day immediately preceding the Closing Date, the Seller (i) shall have or shall have caused the Company to take inventory of the Consigned Copper held on consignment by the Company from the Seller, including consigned copper held by third party toll service providers and consignments to customers, in accordance with the procedures set forth in Schedule 1.5(b) and (ii) deliver to the Purchaser a certificate executed by an officer of the Seller setting forth the Seller's determination of the amount of copper inventory held on consignment by the Company from the Seller or any of its Affiliates (including consigned copper held by third party toll service providers and consignments to customers) (such amount being the "Copper Inventory Amount"), the Market Price and its calculation of the Copper Inventory Price. The Purchaser shall be entitled to have one or more representatives present during the taking of inventory by the Seller or the Company. In the event that the Purchaser disputes the Seller's calculation of the Copper Inventory Amount , the Market Price or the Copper Inventory Price, the Purchaser shall promptly, and in any event no later than three days after the Closing, deliver to the Seller a written notice stating in reasonable detail the basis for such dispute. Mr. Kalidas Madhavpeddi, a Senior Vice President of the Seller, and Mr. Rodney Kent, Chief Executive Officer of the Purchaser, or their respective designees, shall engage in good faith discussions within five Business Days of the receipt of such notice, and shall resolve such dispute within five Business Days of the commencement of such discussions unless Mr. Madhavpeddi and Mr. Kent, or their respective designees, agree to extend the five Business Day period.

           (c) At Closing, the Seller shall transfer ownership of the consigned copper referred to in Section 1.5(b) to the Company. Forty-five days after the Closing Date, the Purchaser shall deliver to the Seller, by wire transfer of immediately available funds to the account specified by the Seller, an amount equal to 50% of the Copper Inventory Price. Seventy-five days after the Closing Date, the Purchaser shall deliver to the Seller, in the manner described in the preceding sentence, an amount equal to 50% of the Copper Inventory Price.

           1.6 Contingency Payment.

           (a) Within five days of completion of the audited financial statements for the Company for the year ended December 31, 2006 (the "2006 Audited Financial Statements"), which shall be calculated on the basis of the same accounting principles, consistently applied, as used in the preparation of the audited financial statements of the Purchaser for the year ended December 31, 2004 with respect to the period after Purchaser's emergence from bankruptcy (the "Purchaser Accounting Principles"), the Purchaser shall deliver to the Seller a copy of the 2006 Audited Financial Statements and a statement (the "EBITDA Statement") setting forth the EBITDA of the Company for the year ended December 31, 2006 (the "2006 EBITDA"), together with supporting calculations and schedules detailing all adjustments to reserves and allowances (non-cash expenses) included in the determination of earnings in reasonable detail. The 2006 EBITDA shall be calculated on the basis of the Company Accounting Principles, and the EBITDA Statement shall set forth, in reasonable detail, all adjustments and other actions taken to reflect the differences between the Company Accounting Principles and the Purchaser Accounting Principles, which differences are set forth in Schedule 1.6(a). For purposes of this Section 1.6,

"EBITDA" shall mean with respect to the Company an amount equal to net income plus (i) interest expense, (ii) provision for income taxes, (iii) depreciation,
(iv) amortization, (v) any extraordinary losses and unusual or non-recurring charges (including severance, relocation costs and one-time compensation charges), (vi) losses on asset sales, (vii) restructuring charges or reserves (including costs related to closure of facilities), (viii) any expenses or charges incurred in connection with any issuance of debt, equity securities or any refinancing transaction or any amendment or other modification to any debt instrument, (ix) any fees and expenses related to acquisitions, (x) the amount of any management, monitoring, consulting and advisory fees and related expenses paid to the shareholders of the Company or its Affiliates, (xi) any impairment charge or asset write-off pursuant to Financial Accounting Standards Board Statement No. 142 or No. 144 and the amortization of intangibles arising pursuant to No. 141, (xii) foreign withholding taxes paid or accrued, (xiii) non-cash charges related to stock compensation expense, (xiv) loss from the early extinguishment of Indebtedness or hedging obligations or other derivative instruments, (xv) any expenses allocated to the Company or otherwise incurred by the Company related to corporate, tax, legal, audit, information technology and human resource groups, and the salaries and expenses of Seller's and Purchaser's executive management and administrative support, (xvi) any expenses allocated to the Company or otherwise incurred by the Company related to insurance and employee pension, postretirement, savings plan, incentive compensation and deferred profit sharing, accounts payable, management, credit management, and accounts receivable management, (xvii) any expense of the Company related to integration with the Purchaser and its Affiliates and (xviii) any other expenses incurred in connection with the transactions contemplated by this Agreement; minus the sum of (A) $4,200,000, (B) interest income, (C) refundable income taxes, (D) any extraordinary gains and unusual or non-recurring gains, (E) restoration of restructuring charges or reserves incurred during the year ended December 31, 2006, (F) gains from the early extinguishment of Indebtedness or hedging agreements and (G) gains attributable to the write-up of any asset.

           (b) During the 30-day period following the Seller's receipt of the EBITDA Statement, the Seller shall, at its sole expense, be permitted to review the working papers of the Purchaser and its independent auditors relating to the EBITDA Statement. The EBITDA Statement shall become final and binding upon the parties on the 30th day following the Seller's receipt thereof unless the Seller gives written notice of its disagreement with the EBITDA Statement (the "Notice of EBITDA Disagreement") to the Purchaser prior to such date. The Notice of EBITDA Disagreement shall specify in reasonable detail the nature of any such disagreement and include all supporting schedules, analyses, working papers and other documentation. If a Notice of EBITDA Disagreement complying with the preceding sentence is received by the Purchaser in a timely manner, then the EBITDA Statement (as revised in accordance with clause (x) or (y) below) shall become final and binding upon the parties upon the earlier of (x) the date on which the Seller and the Purchaser resolve in writing any differences they have with respect to the matters specified in the Notice of EBITDA Disagreement or
(y) the date on which any disputed matters are finally resolved in writing by the Accounting Firm.

           (c) During the 30-day period following the delivery of a Notice of EBITDA Disagreement in compliance with clause (b) above, the dispute between the Seller and Purchaser shall be resolved pursuant to the procedure set forth in
Section 1.3(d)(3).

           (d) As soon as practicable after the 2006 EBITDA has been determined pursuant to Section 1.6(a) and Section 1.6(b) (but in any event within three Business Days after such determination), the Purchaser shall deliver to the Seller, by wire transfer of immediately available funds to the account specified by the Seller, an amount equal to $4.88 multiplied by the amount by which the 2006 EBITDA exceeds $9.4 million (the "Contingency Payment"), provided that the Contingency Payment shall not exceed $3 million.

           2. Representations and Warranties of the Seller. The Seller represents and warrants to the Purchaser as follows:

           2.1 Corporate Status and Authority. The Seller is a corporation duly incorporated, validly existing and in good standing under the laws of the State of New York and has the corporate power and authority to own the Shares and to execute and deliver this Agreement and perform its obligations hereunder. The execution, delivery and performance of this Agreement and each of the Ancillary Agreements, and the consummation of the transactions contemplated hereby and thereby, have been duly authorized by all necessary corporate action on the part of the Seller for such authorization. This Agreement has been, and each of the Ancillary Agreements will be at or prior to the Closing, duly executed and delivered by the Seller and the Company, as applicable, and constitute the valid and binding obligation of the Seller and the Company, as applicable, enforceable against the Seller and the Company, as applicable, in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, reorganization, insolvency, fraudulent conveyance, moratorium, receivership or similar Laws affecting creditors' rights generally and by general principles of equity (whether considered at law or in equity).

           2.2 No Conflicts, Consents and Approvals.

           (a) Except as set forth in Schedule 2.2(a), neither the execution, delivery or performance of this Agreement or the Ancillary Agreements by the Seller or the Company, as applicable, nor the consummation of the transactions contemplated hereby or thereby will result in (i) any conflict with the certificate of incorporation or by-laws (or comparable constituent documents) of the Seller or the Company, as applicable, (ii) subject to obtaining the consents, approvals and authorizations and making the filings referred to in
Section 2.2(b), any breach or violation of or default under any applicable Law or any Contract or Permit to which the Seller or the Company is a party or by which any of them or their respective properties or assets are bound, except, in the case of clause (ii), where such breaches, violations or defaults has not had and would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect, or (iii) the creation or imposition of any Lien on the Shares or the assets of the Company, other than the Liens created by the Purchaser.

           (b) Except as set forth in Schedule 2.2(b), no material consent, approval, Order, Permit or authorization of or filing with any Governmental Authority or other Person is required on the part of the Seller or the Company in connection with the execution and delivery of this Agreement or the Ancillary Agreements or the consummation of the transactions contemplated hereby or thereby.

           2.3 Corporate Status of the Company; Corporate Records.

           (a) The Company is duly incorporated, validly existing and in good standing under the laws of the State of New York. The Company has all requisite corporate power and authority to conduct its business and to own, lease and operate its properties as now conducted. The Company is duly qualified and, where such concept is recognized, is in good standing as a foreign corporation duly authorized to do business in all jurisdictions unless the failure to be so qualified has not had and would not reasonably be expected, individually and in the aggregate, to have a Material Adverse Effect. The Company does not have any equity interest or investment in any Person other than as set forth in Schedule 2.3.

           (b) The Seller has delivered to the Purchaser true, correct and complete copies of the certificate of incorporation and by-laws of the Company in each case as amended and in effect on the due date hereof, including all amendments thereto.

           2.4 The Shares. The authorized capital stock of the Company consists of 316,420 shares of common stock, par value $1.00 per share. The Shares are the only issued and outstanding shares of capital stock of the Company. The Shares are owned by the Seller, free and clear of all Liens. The Shares have been duly authorized and validly issued and are fully paid and non-assessable. The delivery at the Closing of certificates representing the Shares in the manner provided in Section 1.2 will transfer to the Purchaser valid title to the Shares, free and clear of any Liens, other than Liens created by the Purchaser. There are no outstanding options, warrants, conversion or preemptive or other rights or agreements of any kind (other than this Agreement) for the purchase or acquisition from, or the sale or issuance by, the Seller or the Company of any shares of capital stock, or any securities that are convertible into or exchangeable for shares of capital stock or evidencing the right to subscribe for or purchase shares of capital stock or other equity securities, of the Company, and no authorization therefor has been given. Except as set forth in
Schedule 2.4, there are no outstanding stock appreciation, phantom stock, profit participation or similar rights with respect to the Company.

           2.5 Subsidiaries. As of Closing, the Company shall have no Subsidiaries.

           2.6 Financial Statements. The Seller has delivered to the Purchaser
(a) audited consolidated statements of operations, changes in shareholder's equity and cash flows of the Company Group for the fiscal years ended December 31, 2002, 2003 and 2004, and audited consolidated balance sheets of the Company Group as at such dates, together with the notes thereto, in each case audited by PricewaterhouseCoopers LLP (the "Audited Financial Statements") and (b) unaudited consolidated statements of operations, changes in shareholder's equity and cash flows of the Company Group for the nine months ended September 30, 2005 and an unaudited consolidated balance sheet of the Company Group as at such date ("Interim Financial Statements", and together with the Audited Financial Statements, the "Financial Statements"). Except as set forth in Schedule 2.6, the Financial Statements have been prepared in accordance with United States generally accepted accounting principles ("GAAP") consistently applied throughout the periods indicated and present fairly in all material respects the financial condition of the Company on a consolidated basis as at the respective dates indicated and the results of operations and cash flows of the Company on a consolidated basis for the respective periods indicated, except as otherwise noted therein and subject, in the case of the Interim Financial Statements, to the absence of footnotes and year-end adjustments.

           2.7 Absence of Undisclosed Liabilities. Except as set forth in
Schedule 2.7, the Company does not have any Indebtedness or Liabilities that would have been required in accordance with GAAP to be reflected, reserved against or otherwise described in the September 2005 Balance Sheet or in the notes to the 2004 Balance Sheet and were not so reflected, reserved against or described, other than liabilities (i) reflected in the Schedules hereto (ii) incurred in the ordinary course of business since September 30, 2005 or (iii) that are immaterial to the Company.

           2.8 Assets and Properties.

           (a) Schedule 2.8(a) lists all items of real property owned by the Company (the "Owned Real Property"), all items of real property leased by the Company (the "Leased Real Property", and together with the Owned Real Property, the "Company Properties") and the leases granting the interests in the Leased Real Property (the "Real Property Leases"), in each case, as of the date hereof. Except as set forth in Schedule 2.8(a), the Company has (a) good and valid fee title of each item of Owned Real Property and (b) a valid leasehold estate in each item of Leased Real Property, in each case free and clear of all Liens other than Permitted Liens.

           (b) Except as set forth in Schedule 2.8(b), all of the Company Properties and buildings, fixtures and improvements thereon which are material to the business as currently conducted are in reasonable operating condition without material structural defects, and all mechanical and other systems located thereon are in reasonable operating condition, and no condition exists requiring material repairs, alterations or corrections. None of the improvements located on the Company Properties constitute a material legal non-conforming use or otherwise require any material special dispensation, variance or special permit under any Laws. The Owned Real Properties are not subject to any leases, options to purchase or rights of occupancy. There does not exist any actual or, to the knowledge of the Seller, threatened or contemplated condemnation or eminent domain proceedings that affect any Company Property or any part thereof, and neither the Company nor the Seller has received any notice, oral or written, of the intention of any Governmental Authority or other Person to take or use all or any part thereof.

           (c) Except as set forth in Schedule 2.8(c)(i), the Company has good and valid title to all of the items of tangible personal property with a value in excess of $50,000 used in the business of the Company (except as sold or disposed of subsequent to the date thereof in the ordinary course of business and not in violation of this Agreement), free and clear of all Liens other than Permitted Liens. Except as set forth in Schedule 2.8(c)(ii), all such items of tangible personal property are in reasonable condition (ordinary wear and tear excepted).

           (d) Schedule 2.8(d) sets forth all leases of personal property involving annual payments in excess of $50,000 (the "Personal Property Leases") used in the business of the Company or to which the Company is a party or by which the properties or assets of the Company are bound. All of the items of personal property under the Personal Property Leases are in reasonable condition (ordinary wear and tear excepted), and such property is in all material respects in the condition required of such property by the terms of the lease applicable thereto during the term of the lease.

           (e) Except as set forth in Schedule 2.8(e), the assets and properties of the Company (including Company Intellectual Property and Company Permits) constitute all of the properties and assets that are necessary and sufficient for the operation of the business as of the Closing Date, as the business is currently conducted.

           2.9 Contracts.

           (a) Schedule 2.9(a) lists all Material Contracts. For purposes of this Agreement, "Material Contracts" means all Contracts of the following types to which the Company is a party as of the date hereof (other than Real Property Leases, Personal Property Leases, labor or employment-related agreements, intellectual property licenses and insurance policies, which are provided for in Sections 2.8, 2.10, 2.11 and 2.16 respectively): (i) Contracts related to joint ventures, partnerships and sharing of profits or proprietary information, (ii) mortgages, indentures, loan or credit agreements, security agreements and other agreements and instruments relating to the borrowing of money or extension of credit in any case in excess of $200,000 in any one calendar year, (iii) Contracts relating to sales, distribution or marketing involving in excess of $500,000 of sales in any one calendar year, (iv) Contracts that are not cancelable by the Company on less than 120 days' notice and that require payment by the Company after the date hereof of more than $200,000 in any one calendar year or $400,000 in the aggregate, (v) Contracts prohibiting or restricting in any material respect the ability of the Company to operate in any geographic area or any line of business, (vi) Contracts for the sale of any assets of the Company other than in the ordinary course of business or for the grant to any Person of any preferential rights to purchase any of its assets, (vii) Contracts containing covenants not to solicit or hire any person with respect to employment; (viii) Contracts relating to the acquisition or disposition (by merger, purchase of stock or assets or otherwise) by the Company of any operating business or material assets, (ix) purchase Contracts giving rise to liabilities or obligations of the Company in excess of $200,000 (x) Contracts obligating the Company to purchase or sell a stated portion of its requirements or outputs, (xi) Contracts under which the Company has made advances or loans to any other Person, (xii) outstanding Contracts of guaranty, surety or indemnification, direct or indirect, by the Company and (xiii) Contracts relating to rebates involving in excess of $100,000 in any one calendar year.

           (b) Except as set forth in Schedule 2.9(b), (i) each of the Material Contracts, Real Property Leases, Personal Property Leases, Labor Agreements and Company Licenses (the "Company Contracts") is in full force and effect and is the legal, valid and binding obligation of the Company and, to the knowledge of the Seller, of the other parties thereto, enforceable against the Company in accordance with its terms and, upon consummation of the transactions contemplated by this Agreement, shall continue in full force and effect, and
(ii) the Company is not in material breach of or default under any Company Contract, nor, to the knowledge of the Seller, is any other party to any Company Contract in material breach of or default thereunder, and no event has occurred that with the lapse of time or the giving of notice or both would constitute a material breach or default on the part of the Company or any other party thereunder. No party to any of the Company Contracts has exercised any termination rights with respect thereto, and no party has given notice of any significant dispute with respect to any Company Contract.

           2.10 Employment Agreements and Benefits.

           2.10.1 Employment Agreements and Plans. Schedule 2.10.1 lists all Labor Agreements and Plans. For purposes of this Agreement, "Labor Agreements" means (a) Contracts to which the Company is a party that are not cancelable without penalty or further payment and without more than 30 days' notice for (i) employment of any individual on a full-time, part-time or consulting or other basis providing annual compensation in excess of $100,000; or (ii) material management arrangements, arrangements with independent contractors or consultants, or similar arrangements; (b) Contracts to which the Company is a party for severance, retention, change in control or other similar payments ("Change of Control Payments"); and (c) collective bargaining agreements with any labor unions currently representing employees of the Company and to which the Seller or any of its Affiliates is a party. For purposes of this Agreement, "Plans" mean material "employee benefit plans," as defined in section 3(3) of ERISA (whether or not subject to ERISA), profit sharing, pension, retirement, bonus, incentive compensation, stock option, restricted stock, deferred compensation or other material fringe benefit plans, programs and arrangements under which (i) any Company Employee or Former Employee (in each case, including any beneficiaries and dependants thereof) is or may become eligible to participate or derive a benefit and that is or has been maintained, established or contributed to by the Seller, the Company, or any trade or business, whether or not incorporated that, together with the Company, is, or would have been at any date of determination occurring within the preceding six years, treated as a single employer under section 414 of the Code solely for the benefit of Company Employees and Former Employees (such other trades and businesses, the "Company Related Parties"), or (ii) the Company may have any material outstanding liability or obligation. Schedule 2.10.1 shall indicate those Plans that are sponsored or maintained by the Company (each such Plan, a "Stand-Alone Plan"). Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will, either alone or in combination with another event, (i) result in any payment becoming due by the Company, or increase the amount of compensation due from the Company, to any Company Employee or Former Employee, (ii) increase any benefits otherwise payable under any Plan, or (iii) result in the acceleration of the time of payment or vesting of any such compensation or benefits for payment by the Company.

           2.10.2 ERISA. Except as set forth in Schedule 2.10.2, no Plan (other than a "multiemployer plan" as defined in section 3(37) of ERISA) that is subject to section 302 of ERISA or section 412 of the Code has incurred an "accumulated funding deficiency" within the meaning of section 302 of ERISA or section 412 of the Code that remains unsatisfied on the date hereof. The Company does not have any liability (contingent or otherwise) with respect to Title IV of ERISA. The Company has not incurred any material liability or obligation for any tax or penalty imposed by section 4975 of the Code or section 502(i) of ERISA relating to any Plan. Except as set forth in Schedule 2.10.2, (i) all contributions required under ERISA or the Code to have been made by the Company to each Plan have been timely made, (ii) all Plans are in compliance in all material respects with all applicable Laws and their terms, and (iii) with respect to each Plan that is subject to or governed by Laws of any jurisdiction other than the United States, all amounts required to be reserved on account of each such Plan have been so reserved in accordance with reasonable accounting practices prevailing in the country where such Plan is established.

           2.10.3 Tax Qualification. Each Plan intended to be qualified under section 401(a) of the Code so qualifies and has received a favorable determination letter from the IRS as to its qualification under the Code and to the effect that each such trust is exempt from taxation under section 501(a) of the Code, and, to the knowledge of the Seller, nothing has occurred since the date of such determination letter that will adversely affect such qualification or tax-exempt status.

           2.10.4 Labor Matters. Except as set forth in Schedule 2.10.4, since January 1, 2004, there have been no strikes, work stoppages, slowdowns, lockouts or grievances or other labor disputes pending or, to the knowledge of the Seller, threatened against the Company, except as has not had and would not reasonably be expected, individually or in the aggregate, to result in material liability to the Company.

           2.10.5 Compliance with Law. The Company is in compliance in all material respects with all Laws relating to the employment of labor, including all such Laws relating to wages, benefits, hours, collective bargaining, discrimination, civil rights, safety and health, workers' compensation and the collection and payment of withholding and/or social security Taxes and any similar Tax. There has been no "mass layoff" or "plant closing" (as defined by the WARN Act) with respect to the Company within the six months prior to Closing.

           2.10.6 Transferred Employees. Schedule 2.10.6 sets forth the list of employees who in the last eighteen (18) months have been transferred (i) to the Company from the Seller and its Affiliates and (ii) to the Seller and its Affiliates from the Company.

           2.11 Intellectual Property.

           (a) Schedule 2.11(a) lists, as of the date hereof: (i) all patents and patent applications, trademark and service mark registrations and applications, registered copyrights, domain names and trade names owned by the Company, and all material unregistered trademarks and service marks owned by the Company; (ii) all software owned by the Company; and (iii) all agreements granting rights in any material Intellectual Property ("Licenses") to the Company ("Company Licenses").

           (b) Except as set forth in Schedule 2.11(b), (i) the Company is the sole and exclusive owner of, or has valid rights under the Company Licenses to use, sell, license and otherwise exploit, as the case may be, all Intellectual Property used, sold, licensed or otherwise exploited by the Company in its business as currently conducted ("Company Intellectual Property"), free and clear of all Liens (other than Permitted Liens), (ii) to the knowledge of the Seller, all of the Company Intellectual Property owned by the Company is valid and enforceable, and (iii) there are no Licenses by the Company granting to any Person any rights in any material Company Intellectual Property owned by the Company. The Company is not a party to any claim, suit or other action, and to the knowledge of the Seller, no claim, suit or other action is threatened, that challenges the validity, enforceability, ownership, or right to use, sell, license or otherwise exploit any Company Intellectual Property.

           (c) Except as set forth in Schedule 2.11(c), (i) since October 1, 2000, the Company has not received any written notice or claim that it is infringing, misappropriating, or otherwise violating the rights of any Person in respect of any Intellectual Property owned by any Person; (ii) to the knowledge of the Seller, the Intellectual Property owned by the Company, the manufacture, use, marketing importation, offering for sale or sale of the products or services of the Company, and the operation of the business of the Company do not infringe, violate or constitute a misappropriation of any Intellectual Property of any Person or constitute unfair competition or trade practices under the laws of any jurisdiction and; (iii) to the knowledge of the Seller, there is, and has been, no infringement, misappropriation, violation or unauthorized use by any Person of any Company Intellectual Property owned by the Company.

           (d) The Company has taken, and is currently taking, adequate security measures to protect the secrecy, confidentiality and value of all material trade secrets of the Company and any other confidential information for which the Company has confidentiality obligations.

           (e) Each employee, consultant and independent contractor of the Company involved in the research and development activities of the Company ("R &D") has entered into a written non-disclosure agreement with the Company. Each consultant and independent contractor of the Company involved in the R & D has entered into a written assignment agreement with the Company pursuant to which such consultant and independent contractor assigns to the Company all of his, her or its rights in any Intellectual Property conceived, discovered or made by such consultant and independent contractor on behalf of the Company. Each employee involved in the R & D has entered into a written agreement with the Company obligating such employee to assign to the Company all Intellectual Property conceived, discovered or made by such employee during his or her employment with the Company. The Company has provided the Purchaser the forms of the agreements identified in this Section 2.11(e).

           2.12 Governmental Authorizations; Compliance with Law. Except as set forth in Schedule 2.12, the Company holds all Permits necessary for the operation of the business of the Company, as currently conducted ("Material Company Permits") and is in compliance in all material respects with all Laws applicable to the business, operations or assets of the Company. The Company (i) has not received any written notice since January 1, 2004 of any violation of any Law which has not been cured or otherwise resolved without penalty which would be material to the Company, taken as a whole, nor (ii) is it in default or violation, and no event has occurred which, with notice or the lapse of time or both, would constitute a default or violation, in any material respect of any Material Company Permit. This Section 2.12 does not relate to employee benefits, tax or environmental matters, which are addressed solely in Sections 2.10, 2.14 and 2.17, respectively.

           2.13 Litigation. Except as set forth in Schedule 2.13, there are no Legal Proceedings pending or, to the knowledge of the Seller, threatened, against the Company.

           2.14 Taxes.

           (a) Except as set forth in Schedule 2.14, (i) all material Tax Returns required to be filed by or on behalf of the Company or any Affiliated Group of which the Company is or was a member on or prior to the Closing Date have been duly and timely filed with the appropriate Taxing Authority in all jurisdictions in which such Tax Returns are required to be filed (after giving effect to any valid extensions of time in which to make such filings), and all such Tax Returns are true, complete and correct in all material respects; and
(ii) except as reflected or reserved against in the Financial Statements, all Taxes shown as due on or before the Closing Date on such Tax Returns have been paid (or will have been paid prior to the Closing Date). With respect to any period for which Tax Returns have not yet been filed or for which Taxes are not yet due or owing, the Company has made due and sufficient accruals for such Taxes in the Financial Statements and its books and records. All required estimated Tax payments sufficient to avoid any underpayment penalties have been made by or on behalf of the Company. Except as reflected or reserved against in the Financial Statements, all Taxes for which the Company is liable that are due on or before the Closing Date and for which a Tax Return is not required to be filed, have been paid (or will have been paid prior to the Closing Date).

           (b) The Company has complied in all material respects with all applicable Laws relating to the payment and withholding of Taxes and has duly and timely withheld and paid over to the appropriate Taxing Authority all amounts required to be so withheld and paid under all applicable Laws.

           (c) Except as set forth in Schedule 2.14, all income and franchise Tax Returns filed by or on behalf of the Company have been examined by the relevant Taxing Authority or the statute of limitations with respect to such Tax Returns has expired.

           (d) Except as set forth in Schedule 2.14, all deficiencies asserted or assessments made as a result of any examinations by any Taxing Authority of the Tax Returns of, or including, the Company have been fully paid, and there are no other audits or investigations by any Taxing Authority in progress, nor has the Seller or any of its Affiliates (including the Company) received any notice from any Taxing Authority that it intends to conduct such an audit or investigation.

           (e) In the years beginning on or after January 1, 1990, neither the Company nor any other Person on its behalf has (i) filed a consent pursuant to
Section 341(f) of the Code or agreed to have Section 341(f)(2) of the Code apply to any disposition of a subsection (f) asset (as such term is defined in Section 341(f)(4) of the Code) owned by the Company, (ii) agreed to or is required to make any adjustments pursuant to Section 481(a) of the Code or any similar provision of Law or has any knowledge that any Taxing Authority has proposed any such adjustment, or has any application pending with any Taxing Authority requesting permission for any changes in accounting methods that relate to the Company, (iii) executed or entered into a closing agreement pursuant to Section 7121 of the Code or any similar provision of Law with respect to the Company,
(iv) requested any extension of time within which to file any Tax Return, which Tax Return has since not been filed, (v) granted any extension for the assessment or collection of Taxes, which Taxes have not since been paid, or (vi) granted to any Person any power of attorney that is currently in force with respect to any Tax matter.

           (f) No property owned by the Company is (i) property required to be treated as being owned by another Person pursuant to the provisions of Section 168(f)(8) of the Internal Revenue Code of 1954, as amended and in effect immediately prior to the enactment of the Tax Reform Act of 1986, (ii) "tax-exempt use property" within the meaning of Section 168(h)(1) of the Code,
(iii) "tax-exempt bond financed property" within the meaning of Section 168(g) of the Code, (iv) "limited use property" within the meaning of Rev. Proc. 2001-28, (v) subject to Section 168(g)(1)(A) of the Code, or (vi) subject to any provision of state, local or foreign Law comparable to any of the provisions listed above.

           (g) The Seller is not a foreign person within the meaning of Section 1445 of the Code.

           (h) The Company is not (i) a party to any tax sharing, allocation, indemnity or similar agreement or arrangement (whether or not written) pursuant to which it will have any obligation to make any payments after the Closing, or
(ii) liable for the Taxes of another Person by reason of being a transferee or successor in interest.

           (i) There is no contract, agreement, plan or arrangement covering any person that, individually or collectively, could give rise to the payment of any amount that would not be deductible by the Purchaser, the Company or their respective Affiliates by reason of Section 280G of the Code.

           (j) The Company is not subject to any private letter ruling of the IRS or comparable rulings of any Taxing Authority.

           (k) There are no liens as a result of any unpaid Taxes upon any of the assets of the Company, other than liens for Taxes not yet due and payable or for Taxes being contested in good faith and for which adequate reserves have been established in accordance with GAAP in the Financial Statements.

           (l) For years beginning on or after January 1, 1990, the Company has not ever been a member of any consolidated, combined, affiliated or unitary group of corporations for any Tax purposes other than a group in which Seller is the common parent.

           (m) The Company has not constituted either a "distributing corporation" or a "controlled corporation" (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code (A) in the two (2) years prior to the date of this Agreement or (B) in a distribution which could otherwise constitute part of a "plan" or "series of related transactions" (within the meaning of Section 355(e) of the Code) in conjunction with the transactions contemplated by this Agreement.

           (n) The Company will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion hereof) ending after the Closing Date as a result of any (i) installment sale or open transaction disposition made on or prior to the Closing Date, or (ii) prepaid amount received on or prior to the Closing Date.

           (o) The Company has not engaged in any "intercompany transactions" in respect of which gain was and continues to be deferred pursuant to Treasury Regulations Section 1.1502-13 or any analogous or similar provision of Law.

           (p) The Company disclosed on its federal income Tax Returns all positions taken therein that could give rise to substantial understatement of federal income tax within the meaning of Section 6662 of the Code.

           2.15 Absence of Changes. Since September 30, 2005, except as otherwise contemplated by this Agreement or in Schedule 2.15 (i) the business of the Company taken as a whole has been conducted in the ordinary course and in substantially the same manner in which it has been previously conducted, (ii) there has not been or occurred any event, change, occurrence or circumstance that, individually or in the aggregate with any such events, changes, occurrences or circumstances, has had or would reasonably be expected to have a Material Adverse Effect and (iii) the Company has not taken any action or omitted to take any action, which would result in a breach of Section 4.2.1.

           2.16 Insurance. Schedule 2.16 sets forth a complete and correct list, as of the date hereof, of the material insurance policies currently maintained by the Seller and the Company with respect to the business of the Company.

           2.17 Environmental Matters. Except as set forth in Schedule 2.17 or as would not reasonably be expected, individually or in the aggregate to result in the Company incurring material Damages under Environmental Laws:

          (a) the Company is and since October 1, 2000 has been in compliance with all applicable Environmental Laws, which compliance includes obtaining, maintaining and complying with all Permits required under applicable Environmental Laws ("Environmental Permits");

          (b) the Company has not received from any Governmental Authority or any Person any written notice of violation of, non-compliance with, liability or potential liability under Environmental Laws, including any notice of potential liability or request for information regarding potential liability at any site to which the Company or any predecessor in interest thereof arranged for disposal or treatment of Hazardous Substances, other than matters that have been resolved or that are no longer outstanding;

          (c) no judicial proceeding or governmental or administrative action is pending or, to the knowledge of the Seller, threatened under any applicable Environmental Law against the Company or any real property currently, or, to the knowledge of the Seller, formerly owned, operated or leased by the Company;

          (d) the Company has neither entered into any agreement with any Governmental Authority nor is under any obligation pursuant to which the Company has agreed to remediate any condition resulting from the release of Hazardous Substances;

          (e) to the knowledge of the Seller, no contamination has resulted from the release of chlorinated solvents at the Company's Trenton, Georgia facility that would reasonably be expected to result in the Company incurring liabilities or obligations under Environmental Laws, other than liabilities that are included in the Audited Financial Statements.

          (f) the transactions contemplated hereunder require no notice to or approval from any Governmental Authority with jurisdiction over the environment in order to consummate the transaction, including any notices required regarding change in control in any Environmental Permit;

          (g) the Seller has made available to the Purchaser copies of all material, non-privileged environmental and occupational safety assessments, reports or other material, non-privileged environmental and occupational safety documents of the Company to the extent in the possession, custody or control of the Seller or the Company; and

          (h) to the knowledge of the Seller, Schedule 2.17(h) sets forth the list of locations of all real property formerly owned, operated or leased by the Company.

           Notwithstanding any of the representations and warranties contained elsewhere in this Agreement, matters arising under Environmental Laws shall be governed exclusively by this Section 2.17.

           2.18 Brokers. All negotiations relating to this Agreement and the transactions contemplated hereby have been carried out without the intervention of any Person acting on behalf of the Seller or the Company in such manner as to give rise to any valid claim against the Purchaser or the Company for any brokerage or finder's commission, fee or similar compensation, except for UBS Investment Bank, the fees of which shall be paid by the Seller.

           2.19 Related Party Transactions. Except as set forth in Schedule 2.19 or as contemplated by the Ancillary Agreements, neither the Seller nor any of its Subsidiaries, nor any employee, officer or director of the Seller or its Subsidiaries ("Related Persons") (i) owes any amount to the Company nor does the Company owe any amount to, nor has the Company committed to make any loan or extend or guarantee credit to or for the benefit of, any Related Person, except for arrangements which will be terminated at or prior to the Closing Date or
(ii) is a party to any Contract with the Company (whether written or oral) that will continue after the Closing Date. Except as set forth in Schedule 2.19, neither the Seller nor any of its Subsidiaries has any claim or cause of action against the Company or owns any direct or indirect interest in, or controls or is partner of or consultant to, or lender to or borrower from or has the right to participate in the profits of, any Person which is a competitor, supplier, customer, landlord, tenant, creditor or debtor of the Company.

           2.20 Product Liability. Except as set forth in Schedule 2.20, the Company does not have any material liability based on strict liability, negligence, breach of warranty (express or implied) or material breach of contract in respect of any product, component or other item manufactured, sold, designed or produced prior to the Closing by the Company. Except as set forth in
Schedule 2.20, the Company has not sold any products or delivered any services that included a warranty for a period of longer than one year.

           2.21 Consigned Copper Inventory. Schedule 2.21 sets forth the list of third party toll service providers and customers who hold copper inventory on consignment from the Company as of the date hereof.

           3. Representations and Warranties of the Purchaser. The Purchaser represents and warrants to the Seller as follows:

           3.1 Corporate Status and Authority. The Purchaser is a corporation duly incorporated, validly existing and in good standing under the laws of Delaware and has the corporate power and authority to execute and deliver this Agreement and perform its obligations hereunder. The execution, delivery and performance of this Agreement and each of the Ancillary Agreements, and the consummation of the transactions contemplated hereby and thereby, have been duly authorized by the board of directors of the Purchaser, which approval constitutes all necessary corporate action on the part of the Purchaser for such authorization. This Agreement has been, and each of the Ancillary Agreements will be at or prior to Closing, duly executed and delivered by the Purchaser and constitutes the valid and binding obligation of the Purchaser, enforceable against the Purchaser in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, reorganization, insolvency, fraudulent conveyance, moratorium, receivership or similar Laws affecting creditors' rights generally and by general principles of equity (whether considered at law or in equity).

           3.2 No Conflicts, Consents and Approvals.

           (a) The execution, delivery and performance of this Agreement or the Ancillary Agreements by the Purchaser will not result in (i) any conflict with the charter documents or by-laws of the Purchaser, (ii) any breach or violation of or default under any applicable Law or any Contract to which the Purchaser is a party or by which the Purchaser or any of its properties or assets are bound, or (iii) the creation or imposition of any Lien, except, in the case of clauses
(ii) and (iii), for such breaches, violations or defaults and such Liens that would not reasonably be expected, individually or in the aggregate, to materially impair the ability of the Purchaser to perform its obligations under, or to consummate the transactions contemplated by, this Agreement.

           (b) No material consent, approval or authorization of or filing with any Governmental Authority or other Person is required on the part of the Purchaser in connection with the execution and delivery of this Agreement or the Ancillary Agreements or the consummation of the transactions contemplated hereby.

           3.3 Financial Ability to Perform. The Purchaser has and will have at the Closing available cash or existing borrowing facilities in an aggregate amount that is sufficient to enable it to consummate the transactions contemplated by this Agreement.

           3.4 Solvency. Immediately after giving effect to the transactions contemplated by this Agreement, each of the Purchaser and the Company shall (i) be able to pay its debts as they become due, (ii) own property that has a fair saleable value greater than the amounts required to pay their respective debts (including a reasonable estimate of the amount of all contingent liabilities) and (iii) have adequate capital to carry on its business. No transfer of property is being made and no obligation is being incurred in connection with the transactions contemplated by this Agreement with the intent to hinder, delay or defraud either present or future creditors of the Purchaser or of the Company.

           3.5 Litigation. There are no Legal Proceedings pending or, to the knowledge of the Purchaser, threatened, that question the validity of this Agreement or any action taken or to be taken by the Purchaser in connection herewith, or that would reasonably be expected, individually or in the aggregate, to materially impair the ability of the Purchaser to perform its obligations under, or to consummate the transactions contemplated by, this Agreement.

           3.6 Purchase for Investment. The Purchaser is acquiring the Shares for investment and not with a view toward any resale or distribution thereof except in compliance with the Securities Act of 1933, as amended (the "Securities Act"). The Purchaser hereby acknowledges that the Shares have not been registered pursuant to the Securities Act and may not be transferred in the absence of such registration or an exemption therefrom under the Securities Act. The Purchaser has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of its investment in the Shares and is capable of bearing the economic risks of the transactions contemplated by this Agreement.

           3.7 Brokers. All negotiations relating to this Agreement and the transactions contemplated hereby have been carried out without the intervention of any Person acting on behalf of the Purchaser in such manner as to give rise to any valid claim against the Purchaser, the Seller or the Company for any brokerage or finder's commission, fee or similar compensation.

           3.8 Insurance. The Purchaser acknowledges that, as of the Closing Date, the Company will cease to be entitled to the benefit of insurance arrangements that, prior to the Closing Date, were extended to them as Subsidiaries of the Seller.

           3.9 No Knowledge of Misrepresentations or Omissions. To the knowledge of the Purchaser, none of the representations and warranties of the Seller in this Agreement are not true and correct in all respects.

           4. Certain Covenants.

           4.1 Consents; Obligations of the Parties. Subject to the terms and conditions of this Agreement, each party shall use its commercially reasonable efforts to cause the Closing to occur, including defending against any Legal Proceedings challenging this Agreement or the consummation of the transactions contemplated hereby, including seeking to have any temporary restraining order, preliminary injunction or other legal restraint or prohibition entered or imposed by any court or other Governmental Authority and that is not yet final and non-appealable to be vacated or reversed; provided, that no party shall be required to make any material monetary expenditure, commence or be a plaintiff in any litigation or other proceeding or offer or grant any material accommodation (financial or otherwise) to any Person.

           4.2 Obligations of the Seller.

           4.2.1 Conduct of Business. From the date hereof until the Closing, except as set forth in Schedule 4.2.1, as contemplated by this Agreement or as otherwise consented to by the Purchaser in writing, such consent not to be unreasonably withheld or delayed, the Seller shall (solely with respect to paragraph (j)(ii) below), and shall cause the Company to:

           (a) carry on its business in the ordinary course in substantially the same manner in which it previously has been conducted and, to the extent consistent with such business, use its commercially reasonable efforts to preserve intact its goodwill and present business organization (including employees) and to preserve its relationships with customers, suppliers and others having business dealings with it;

           (b) not (i) increase the compensation of, (ii) award or pay any bonuses to, (iii) amend or enter into any employment, deferred compensation, bonus or other incentive compensation, severance, retention, termination, change in control or similar agreement with, and (iv) increase the coverage or benefits available under any deferred compensation, bonus or other incentive compensation, severance, vacation, company awards, salary continuation, insurance, retirement or other benefit plan, program, agreement or arrangement for, any officer, director or employee, other than (x)(A) as required by any agreement in effect on the date hereof or (B) to comply with applicable Law or
(y) solely with respect to employees, in the ordinary course of business consistent with past practice;

           (c) not transfer any employee (i) to the Company from the Seller and its Affiliates and (ii) to the Seller and its Affiliates from the Company;

           (d) not (i) amend its charter documents or by-laws and (ii) effect any recapitalization, reclassification, stock split, combination or like change in the capitalization of the Company, or amend the terms of any outstanding securities of the Company;

           (e) not merge or consolidate with, purchase substantially all of the assets of, or otherwise acquire any business or any Person;

           (f) not engage in any new business or invest in, make a loan or capital contribution to, or otherwise acquire the securities of, any other Person;

           (g) not cancel or compromise any debt or claim or waive or release any material right of the Company except in the ordinary course of business;

           (h) not enter into, modify or renew any Company Contract except in the ordinary course of business;

           (i) maintain its books of account and records in its usual, regular and ordinary manner;

           (j) not (i) acquire any material properties or sell, assign, license, transfer, convey, lease or otherwise dispose of any material assets of, or used by, the Company outside the ordinary course of business consistent with past practices and (ii) transfer, issue, sell, pledge, encumber or dispose of any shares of capital stock (including the Shares) or other securities of, or other ownership interests in, the Company or grant options, warrants, calls or other rights to purchase or otherwise acquire shares of the capital stock or other securities of, or other ownership interests in, the Company;

           (k) not (i) issue, create, incur, assume, guarantee, endorse or otherwise become liable or responsible with respect to (whether directly, contingently or otherwise) any Indebtedness and (ii) subject to any Lien, except for Permitted Liens, any of the properties or assets (whether tangible or intangible) of, or used by, the Company;

           (l) not (i) make a change in its Tax reporting principles, methods or policies, (ii) make or rescind any material election relating to Taxes, or (iii) settle or compromise any claim or proceeding relating to Taxes;

           (m) not settle or compromise any pending or threatened Legal Proceedings or any claim or claims for, or that would result in a loss of revenue of, an amount that could, individually or in the aggregate, reasonably be expected to be greater than $100,000;

           (n) not change or modify its credit, collection or payment policies, procedures or practices, including with respect to collections or receivables (whether or not past due) or payment of payables or other liabilities;

           (o) not agree or commit to do any of the foregoing referred to in clauses (a)-(n); and

           (p) promptly advise the Purchaser of any event, change, occurrence or circumstance known to the Seller that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect or cause a breach of this Section 4.2.1.

           Notwithstanding the foregoing, prior to the Closing, (i) any obligation or liabilities, including short-term and long-term liabilities, due to the Seller and/or any of its Affiliates (other than the Company) from the Company shall be capitalized or settled, (ii) (A) any obligation or liabilities, including short-term and long-term liabilities, due to the Company from the Seller and/or any of its Affiliates (other than the Company), (B) any accounts receivable and long-term receivables due to the Seller and/or any of its Affiliates (other than the Company) from the Company and (C) any accounts receivable and long-term receivables due to the Company from the Seller and/or any of its Affiliates (other than the Company), shall each be settled and (iii) the Company shall declare and pay a dividend or otherwise make a distribution to the Seller of all available cash. For the avoidance of doubt, the Company shall have no liability in respect of any of the matters identified on Schedule 2.19 after Closing. The last paragraph of this Section 4.2.1 shall not apply to employee benefits matters, which are covered under Section 5. 4.2.2 Access and Information. From the date hereof until the Closing, upon reasonable notice, the Seller shall cause the Company to give to the Purchaser and its representatives reasonable access at all reasonable times during normal business hours to the properties, books and records of the Company and furnish for inspection such information and documents in its possession relating to the Company and make available personnel as the Purchaser may reasonably request, provided that, in the exercise of the foregoing rights, the Purchaser shall not, and shall use its reasonable best efforts to cause its representatives not to, unduly interfere with the operation and conduct of the business of the Company, and provided, further, that without the prior written consent of the Seller, the Purchaser and its representatives shall not be entitled to any such access, information or documents (i) as to which the attorney-client privilege or attorney work-product doctrine may be available or apply, or (ii) the disclosure of which is restricted by applicable Law except in strict compliance with such Law. All such information and documents obtained by the Purchaser shall be subject to the terms of the Non-Disclosure Agreement, dated April 8, 2005 (the "Non-Disclosure Agreement"), between the Purchaser and the Seller, the terms of which shall terminate upon Closing; provided that the Purchaser and the Seller may disclose such information as may be necessary in connection with seeking necessary consents and approvals as contemplated hereby. Subject to Section 3.9, no information provided to or obtained by the Purchaser prior to or after the date of this Agreement shall limit or otherwise affect the remedies available hereunder to the Purchaser (including the Purchaser's right to seek indemnification pursuant to Article VII), or the representations or warranties of, or the conditions to the obligations of, the parties hereto.

           4.2.3 Certain Resignations. The Seller shall cause each member of the board of directors or an officer of the Company that is an employee or officer of the Seller or any of its Affiliates (other than the Company) to submit his or her resignation from such position, effective as of the Closing Date.

           4.2.4 INCO Notice. Within three days of the date hereof, the Seller shall cause the Company to provide written notice to International Nickel, Inc. of the anticipated change of ownership of the Company.

           4.3 Taxes.

           (a) Except to the extent reflected or provided for in the Financial Statements or taken into account in Section 1.3 in determining the Final Purchase Price, the Seller shall pay and be responsible for (without duplication of amounts otherwise payable) (i) federal, state, local and foreign Taxes of or payable by or attributable to the Company (including, any deferred items triggered into income by Treasury Regulations ss. 1-1502-13), (ii) any liability for federal, state, local or foreign income Taxes asserted against the Company under the provisions of Treasury Regulations ss.1.1502-6(a) that impose several liability on members of an Affiliated Group of companies that file consolidated returns, or similar provisions of any Law, in respect of Taxes of the Seller or any Affiliate of the Seller (other than the Company) and payable by or attributable to the Company, and (iii) liabilities or damages, including reasonable attorneys' fees and other out-of-pocket costs and expenses, incurred or sustained by the Purchaser as a result of the Seller's non-fulfillment of this Section 4.3(a); provided, however, in the case of the foregoing clause (i) and (ii), the Seller's obligation shall be limited to taxable periods (or portions thereof) ending on or prior to the Closing Date other than any such Taxes arising from any act or omission by the Purchaser or, after the Closing, the Company, including an election by or on behalf of the Purchaser under section 338 of the Code or under any similar provision of the applicable Law. The Purchaser shall pay and be responsible for and shall indemnify and hold harmless the Seller and the Seller's Affiliates from and against (i) all Taxes of or payable by or attributable to the Company that are not described as being the responsibility of the Seller in the first sentence of this Section 4.3(a), and (ii) liabilities or damages, including reasonable attorneys' fees and other out-of-pocket costs and expenses, incurred or sustained by the Seller or the Seller's Affiliates as a result of the Purchaser's non-fulfillment of this
Section 4.3(a). In the case of Taxes that are payable with respect to a taxable period that begins before the Closing Date and ends after the Closing Date, the portion of any such Tax that is allocable to the portion of the period ending on the Closing Date shall be deemed equal to the amount which would be payable if the taxable year ended at the time of the Closing and the Purchaser shall prepare books and working papers (including a closing of the books) that will demonstrate the income and activities of the Company for the period ending at the time of the Closing and such post-closing partial period. For purposes of making the allocation of Taxes pursuant to the preceding sentence, (x) exemptions, allowances or deductions that are calculated on an annual basis (including depreciation and amortization deductions) shall be allocated between the period ending on the Closing Date and the period after the Closing Date in proportion to the number of days in each such period, and (y) property taxes for a period beginning before the Closing Date and ending after the Closing Date shall be allocated to the portion of the period ending on the Closing Date on a per diem basis, taking into account only the amount of property subject to such Taxes owed by the Company on or before the Closing Date, and the balance of such Taxes shall be allocated to the portion of such period beginning after the Closing Date. In the event that one party (the "Tax Indemnitor") is obligated to indemnify the other party (the "Tax Indemnitee") for any Tax under this Section 4.3(a), such indemnity amount shall be reduced, without duplication, by the present value of any future Tax benefits to be realized by the Tax Indemnitee resulting from such Tax or from circumstances giving rise to such Tax (such present value to be determined by mutual agreement of the Tax Indemnitor and the Tax Indemnitee or, if they are unable to agree, by the Tax Dispute Accountants pursuant to Section 4.3(h)).

           (b) Tax Returns.

          (i) The Seller's Responsibility. The Seller shall cause the Company to join, for all taxable periods (or portions thereof) ending on or prior to the Closing Date, in (A) the consolidated federal income Tax Returns of the Seller and (B) the consolidated, combined or unitary state, local or foreign income Tax Returns of or including the Seller or any of its Affiliates (other than the Company) with respect to which the Company (x) has joined in the most recent taxable year or (y) is required by Law to join in filing, and shall prepare and file all such Tax Returns. The Seller shall prepare or cause to be prepared and file or cause to be filed all other Tax Returns that are required to be filed by or in respect of the Company on or prior to the Closing Date. The Seller shall timely pay all Taxes shown due on all Tax Returns it is required to file (or is required to cause to be filed) pursuant to this Section 4.3(b)(i), and all such Tax Returns shall be prepared and filed in a manner consistent with prior practice, except as required by a change in applicable Law. The Seller shall provide the Purchaser with copies of completed Tax Returns described in this Section 4.3(b)(i) (or in the case of Tax Returns described in clause (A) or (B) of this Section 4.3(b)(i), the portion of such Tax Returns relating to the Company) at least fifteen (15) days prior to the due date for filing thereof, along with supporting workpapers, for the Purchaser's review and approval, such approval not to be unreasonably withheld, conditioned or delayed.

          (ii) The Purchaser's Responsibility. The Purchaser shall prepare or cause to be prepared and file or cause to be filed all Tax Returns required to be filed by or in respect of the Company other than those Tax Returns described as the Seller's responsibility in Section 4.3(b)(i) above and shall report on such Tax Returns (including any consolidated federal income Tax Return filed by the Purchaser) any transactions or events by or relating to the Company after the Closing. Any such Tax Returns with respect to which the Purchaser is responsible for preparing and filing pursuant to this Section 4.3(b)(ii) that include the taxable periods (or portions thereof) ending on or prior to the Closing Date shall, insofar as they relate to the Company, (x) be on a basis consistent with the last previous such Tax Returns filed in respect of the Company and (y) be submitted to the Seller for its review and approval at least 15 Business Days prior to the filing date, such approval not to be unreasonably withheld.

          (iii) Not later than three (3) days prior to the due date for the payment of Taxes on any Tax Returns which the Purchaser has the responsibility to cause to be filed pursuant to Section 4.3(b)(ii), the Seller shall pay to the Purchaser the amount of Taxes owed by the Seller pursuant to the provisions of Section 4.3(a). No payment pursuant to this
     Section 4.3(b)(iii) shall excuse the Seller from its indemnification obligations pursuant to Section 4.3(a) if the amount of Taxes as ultimately determined (on audit or otherwise) for the periods covered by such Tax Returns exceeds the amount of the Seller's payment under this Section 4.3(b)(iii). If a dispute arises with respect to the underlying Tax Return or the amount of Taxes for which the Seller is responsible and is not resolved three (3) days prior to the due date of the underlying Tax Return, the Seller shall pay to the Purchaser the amount that the Purchaser deems to be due and owing (and the Tax Return shall be filed in the manner that the Purchaser deems correct); provided, however, that if the Tax Dispute Accountants determine that the amount of Taxes as being the responsibility of the Seller differs from the amount paid to the Purchaser, the Seller shall pay to the Purchaser, or the Purchaser shall pay to the Seller, the amount necessary to reflect the Tax Dispute Accountant's determination (and the Purchaser shall cause the Company to file any amended Tax Returns permitted by Law to reflect the final determination). Notwithstanding the foregoing, the Purchaser and the Seller shall use commercially reasonable efforts to resolve or to cause the Tax Dispute Accountant to resolve any such dispute on or before the second day prior to the date of the underlying Tax Return.

          (iv) Cooperation. The Seller and the Purchaser shall cooperate with each other, and after the Closing Date the Purchaser shall cause the Company to cooperate with the Seller, with respect to the preparation and filing of any Tax Return for which the other is responsible pursuant to this Section 4.3(b). Without limiting the generality of the foregoing, with respect to all federal consolidated income Tax Returns and state and local consolidated, combined and unitary and foreign Tax Returns of the Seller or any of its Affiliates for all taxable years (or portions thereof) ending on or prior to the Closing Date, the Purchaser shall cause the Company to prepare accurately and completely and submit to the Seller all "tax packages" and all other information reasonably requested by the Seller and necessary for the preparation and filing of such Tax Returns by the Seller not later than 120 days after the Closing Date, except that all "foreign reporting packages" shall be submitted to the Seller not later than March 31st of the year following the year in which the Closing occurred. In the event that, after having made inquiry of the Purchaser, the Seller shall have reason to believe that such tax packages, foreign reporting packages and other information will not be provided to the Seller on a timely basis, the Seller shall have the right, at the Purchaser's expense, to retain PricewaterhouseCoopers LLP, or other accounting firm of its choice, to prepare such packages and information and submit the same to the Seller. In the event the Seller exercises its rights under the preceding sentence, the Purchaser shall cause the Company to fully cooperate with and provide all necessary information and access to PricewaterhouseCoopers LLP or such other accounting firm as may be necessary to enable it to accurately and completely prepare such packages and information for submission to the Seller.

           (v) Amended Returns. For all taxable periods (or portions thereof) ending on or prior to the Closing Date, the Purchaser shall not, and shall cause each the Company not to, file (or consent to file) any amended Tax Returns or a claim for a refund of any Tax, unless the Seller shall have reviewed and consented in writing to the contents of any such amended Tax Return (or claim for a refund) prior to the filing thereof (which consent shall not be unreasonably withheld, conditioned or delayed).

           (c) Refunds. The Seller shall be entitled to retain, or receive immediate payment from the Company or the Purchaser of, any Tax refund (including refunds arising by reason of amended returns filed after the Closing
Date) or credit of any Taxes (plus any interest thereon received with respect thereto from the applicable Taxing Authority) relating to the Company for which the Seller is responsible under Section 4.3(a) or has otherwise paid or caused to be paid. In addition, any reduction of Taxes ("Reduced Taxes") due with respect to the assets or business of the Company for any period or partial period ending after the Closing Date that is attributable to an adjustment on audit by a Taxing Authority requiring the Company to capitalize expenses or otherwise defer deductions that were currently deducted on a Tax Return as originally filed for periods ending on or prior to the Closing Date shall be credited to the Seller, and the Purchaser shall pay over the amount of such Reduced Taxes to the Seller promptly after the filing of the Tax Return for the taxable period in which such Reduced Taxes are realized; provided, however, that Purchaser shall only be required to pay such amount to the extent (i) such Reduced Taxes are realized by the Company during a taxable period ending within three (3) years of the Closing Date, (ii) such Reduced Taxes result in an actual reduction of Tax liability of the Company for any period or partial period ending after the Closing Date, and (iii) the adjustment to the Tax Return filed for a period ending on or before the Closing Date giving rise to such Reduced Taxes resulted in an indemnification obligation on the part of the Seller pursuant to Section 4.3(a) hereof. Any dispute with respect to Reduced Taxes shall be resolved by the Tax Dispute Accountants, and any such determination by the Tax Dispute Accountants shall be final. The Purchaser shall be entitled to the benefit of any other refund or credit of Taxes (plus any interest thereon received with respect thereto from the applicable Taxing Authority) relating to the Company. The Purchaser and the Seller shall cooperate, and the Purchaser shall cause the Company and its other Affiliates to cooperate, with the Seller with respect to claiming of any refund or credit referred to in this Section 4.3(c), including discussing potentially available refunds or credits and preparing and filing any amended Tax Return or other claim for a refund.

           (d) Audits. Each of the Purchaser and the Seller shall promptly notify the other in writing within ten Business Days from its receipt of notice of (i) any pending or threatened federal, state, local or foreign Tax audits or assessments of the Company, so long as any taxable periods (or portions thereof) ending on or prior to the Closing Date remain open, and (ii) any pending or threatened federal, state, local or foreign Tax audits or assessments of the Purchaser or the Seller which may affect the Tax liabilities of the Company, in each case for taxable periods (or portions thereof) ending on or prior to the Closing Date, provided that the failure of one party to timely notify the other party of any such Tax audit or assessment pursuant to this sentence shall not increase, decrease or otherwise affect the indemnity right or obligation of either party, so long as such failure does not materially prejudice such other party. The Seller shall have the right to represent the interests of the Company and control the conduct and disposition of any Tax audit or administrative or court proceeding relating to Taxes for any taxable periods (or portions thereof) ending on or prior to the Closing Date and for which the Seller may be responsible hereunder, and the Purchaser shall have the right to participate in such proceedings at its own expense. The Seller shall not settle any such proceeding in a manner that would adversely affect the Company after the Closing without the prior written consent of the Purchaser, which consent shall not be unreasonably withheld, conditioned or delayed. With respect to any Tax audit or administrative or court proceeding relating to any Tax Return for a taxable period beginning before the Closing Date and ending after the Closing Date, such audit or proceeding shall be controlled by the Purchaser, provided, however, that the Purchaser shall (x) afford the Seller and its Tax advisors a reasonable opportunity to participate in the conduct of any administrative or judicial proceeding regarding or arising out of any audits or assessments, including the right to participate in conferences with Taxing Authorities and to submit pertinent material in support of the Seller's position, and (y) shall not accept any proposed adjustment or enter into any settlement or agreement in compromise which would result in a claim for indemnification against the Seller pursuant to this Agreement without the prior written consent of the Seller, which consent shall not be unreasonably withheld, conditioned or delayed. The Purchaser agrees that it shall, at its own expense, cooperate fully, and cause the Company to cooperate fully, with the Seller and its representatives in connection with such audit or proceeding, including timely furnishing all work papers and other documents requested by any relevant Taxing Authority and making relevant employees and officers available in connection with such audit or proceeding.

           (e) Payment of Transaction-Related Taxes. All transfer, registration, sales, use, stamp, ad valorem and similar Taxes arising out of the sale of the Shares pursuant to this Agreement shall be paid (or caused to be paid) by the Purchaser.

           (f) Time of Payment. Except as otherwise provided in Section 4.3(b)(iii), payment by the Seller of any amounts due under this Section 4.3 in respect of Taxes shall be made within three (3) Business Days following an agreement between the Seller and the Purchaser that an indemnity amount is payable, an assessment of a Tax by a Tax Authority, or a "determination" as defined in Section 1313(a) of the Code.

           (g) Tax Dispute Resolution Mechanism. Any dispute among the parties involving Taxes arising under this Agreement shall be resolved as follows: (i) the parties will in good faith attempt to negotiate a prompt resolution of the dispute; (ii) if the parties are unable to negotiate a resolution of the dispute within 30 days, the dispute will be submitted to the national office of Deloitte & Touche LLP or, if such firm is unwilling or unable to serve, a firm of independent accountants of nationally recognized standing reasonably satisfactory to the Seller and the Purchaser (the "Tax Dispute Accountants");
(iii) the Tax Dispute Accountants shall resolve the dispute, in a fair and equitable manner and in accordance with applicable Tax law and the provisions of this Agreement, within 30 days after the parties have submitted the dispute to the Tax Dispute Accountants, whose decision shall be final, conclusive and binding on the parties, absent fraud or manifest error; (iv) any payment to be made as a result of the resolution of a dispute shall be made, and any other action taken as a result of the resolution of a dispute shall be taken, on or before the fifth Business Day following the date on which the dispute is resolved; and (v) the fees and expenses of the Tax Dispute Accountants in resolving a dispute will be borne by the Seller and the Purchaser in inverse proportion as they may prevail on the issues resolved by the Tax Dispute Accountants, which inverse proportionate allocation shall also be determined by the Tax Dispute Accountants at the time the determination of the Tax Dispute Accountants is rendered on the merits of the issues submitted.

           (h) Cancellation of Tax Sharing Agreements. On or prior to Closing, the Seller shall cancel or cause to be cancelled all Tax sharing agreements of which the Company is a party.

           (i) Each of the Seller and the Purchaser agrees to treat any indemnification payment made pursuant to this Section 4.3 as an adjustment to the Final Purchase Price for all Tax purposes unless otherwise required by applicable law.

           4.4 Publicity. Prior to the Closing, no press release, public announcement or disclosure to any third party related to this Agreement or to any of the Ancillary Agreements or the transactions contemplated hereby or thereby shall be issued or made without the joint written approval of the Seller or the Purchaser, unless required by Law, stock listing requirements or applicable administrative regulation, in which case the Seller or the Purchaser, as the case may be, shall use its commercially reasonable efforts to allow the other party with sufficient time, consistent with such obligations, to review the nature of such legal obligations and to comment upon such disclosure prior to publication.

           4.5 Supplements to Disclosures. At least three Business Days prior to the Closing, the Seller may amend or supplement any Schedule hereto by delivery of a written amendment or supplement thereto to the Purchaser to reflect changes occurring between the date hereof and the Closing. Any such amendment or supplement shall form part of this Agreement and have the effect of modifying the representations and warranties of the Seller made herein and shall be deemed to modify any such representation or warranty not previously qualified as to exceptions contained in such Schedule to include such qualification. No such supplement or amendment shall be effective to modify such representations and warranties for the purpose of determining the fulfillment of the condition precedent set forth in Section 6.4.1.

           4.6 Contact with Customers and Suppliers. Prior to the Closing, the Purchaser shall not, and shall cause its Affiliates, advisors, agents, employees, directors or officers not to, contact or communicate with the employees, customers, creditors, suppliers and licensors of, or other Persons having commercial relationships with, the Company in connection with the transactions contemplated hereby without the prior written consent of the Seller, such consent not to be unreasonably withheld or delayed (it being understood that such consent may be conditioned upon a representative of the Seller being present at any such meeting or conference).

           4.7 Directors and Officers. For a period of six years following the Closing Date, Purchaser shall not permit the Company to amend or modify its constituent documents in a manner that would adversely affect the indemnification or advancement rights contained in such constituent documents on the date hereof.

           4.8 Use of Business Name. It is expressly agreed that the Purchaser is not purchasing or acquiring any right, title or interest in any trademarks, logos, service marks, brand names or trade, corporate or business names employing the name "Phelps Dodge" or any part or variation thereof, or any trademarks, logos, service marks, brand names or trade, corporate or business names confusingly or misleadingly similar thereto (collectively, the "Seller's Marks"). To the extent that any of the Seller's Marks are used by the Company or any entity set forth in Schedule 2.3 on any materials constituting their properties and assets, including any stationery, signage, invoices, receipts, forms, packaging, advertising and promotional materials, product, training and service literature and materials, software or like materials or appear on their inventory (including work-in-process and inventory on order) at the Closing Date, as promptly as commercially reasonable, but in no event later than the date that is three months after the Closing Date, the Purchaser shall, and shall cause the Company and any entity set forth in Schedule 2.3 to, cease to use, remove, strike over or otherwise obliterate all the Seller's Marks from all such materials. Without limiting the generality of the foregoing, on the Closing Date, immediately following the Closing, the Purchaser shall cause the charter documents of the Company to be amended to change the name of such entity to IWG High Performance Conductors, Inc. or such other name agreed to by the Seller.

           4.9 Non-Competition; Non-Solicitation; Confidentiality.

           4.9.1 Non-Competition. For a period of three (3) years from and after the Closing Date, the Seller shall refrain from, either alone or in conjunction with any other Person, directly or indirectly through its Affiliates, engaging in any business or activity that involves the production and supply of wire products as currently conducted by the Seller through the Company (such business or activity, a "Restricted Business"). The Seller's ownership or acquisition of
(i) any Person or business that derives less than 10% of its total annual revenues from a Restricted Business or (ii) less than 2% of the outstanding voting shares of any publicly held company, which would otherwise be prohibited by this Section 4.9.1, shall not constitute a violation of this Section 4.9.1.

           4.9.2 Non-Solicitation. For a period of one (1) year from and after the Closing Date, the Seller shall not, and shall cause its Affiliates not to, directly or indirectly: (i) cause, solicit, induce or encourage any employees of the Company to leave such employment or (ii) hire, employ or otherwise engage the individuals set forth on Schedule 4.9.2, provided, however, that solely with respect to clause (i) above, the foregoing shall not prevent the Seller or its Affiliates from hiring a person who responds to a general solicitation for employment or who contacts the Seller or its Affiliates on his or her own accord.

           4.9.3 Confidentiality. For a period of one (1) year from and after the Closing Date, the Seller shall not, and shall cause its directors, officers, employees and Affiliates not to, directly or indirectly, disclose to any Person other than authorized officers, directors and employees of the Purchaser any Confidential Information (as defined below). The Seller shall not have any obligation to keep confidential (or cause its directors, officers, employees and Affiliates to keep confidential) any Confidential Information if and to the extent disclosure thereof is required by applicable Law; provided, however, that in the event disclosure is required by applicable Law, the Seller shall, to the extent reasonably possible, provide the Purchaser with prompt notice of such requirement prior to making such disclosure so that the Purchaser may seek an appropriate protective order. For purposes of this Section 4.9.3, "Confidential Information" means any information with respect to the Company, including methods of operation, customer lists, products, prices, fees, costs, technology, inventions, trade secrets, know-how, software, marketing methods, plans, personnel, suppliers, competitors, markets or other specialized information or proprietary matters. "Confidential Information" does not include, and there shall be no obligation hereunder with respect to, information that (i) is generally available to the public on the date of this Agreement or (ii) becomes generally available to the public other than as a result of a disclosure not otherwise permissible hereunder.

           4.9.4 Remedies. The covenants and undertakings contained in this
Section 4.9 relate to matters which are of a special, unique and extraordinary character and a violation of any of the terms of this Section 4.9 will cause irreparable injury to the Purchaser, the amount of which will be impossible to estimate or determine and which cannot be adequately compensated. Accordingly, the remedy at law for any breach of this Section 4.9 will be inadequate. Therefore, Purchaser will be entitled to a temporary and permanent injunction, restraining order or other equitable relief from any court of competent jurisdiction in the event of any breach of this Section 4.9 without the necessity of proving actual damage or posting any bond whatsoever. The rights and remedies provided by this Section 4.9 are cumulative and in addition to any other rights and remedies which Purchaser may have hereunder or at law or in equity; provided, however, that nothing in this Section shall confer upon the Purchaser any right to receive Extraordinary Damages. In the event that Purchaser were to seek damages for any breach of this Section 4.9, the portion of the consideration delivered to the Seller hereunder which is allocated by the parties to the foregoing covenant shall not be considered a measure of or limit on such damages.

           4.9.5 Court Determination. The parties hereto agree that, if any court of competent jurisdiction determines that a specified time period, a specified geographical area, a specified business limitation or any other relevant feature of this Section 4.9 is unreasonable, arbitrary or against public policy, then a lesser period of time, geographical area, business limitation or other relevant feature which is determined by such court to be reasonable, not arbitrary and not against public policy may be enforced against the applicable party.

           4.10 Credit Support Arrangement. The Purchaser acknowledges that the Seller has provided a guarantee of approximately $800,000 in favor of the South Carolina Department of Health and Environmental Control ("SCDHEC") in connection with post-closure care and remediation work being conducted at the Company's Inman facility (the "Inman Guarantee"). Within three days of the date hereof, the Purchaser shall file all applications and other documents necessary in connection with or in relation to the provision of a guaranty, or other financial assurance mechanism acceptable to, and for the benefit of, the SCDHEC from and after the Closing Date (including all RCRA hazardous waste permit applications), which guaranty or assurance would be intended to replace the Inman Guarantee. The Purchaser shall promptly, and in any event prior to the Closing Date, deliver to the Seller (i) evidence reasonably satisfactory to the Seller that the Purchaser can comply with the SCDHEC's financial assurance requirements necessary for replacing the Inman Guarantee and (ii) to the extent that the Purchaser intends to satisfy these financial assurance requirements by putting in place a bond, letter of credit or other form of assurance requiring the participation of a third party, evidence reasonably satisfactory to the Seller that such third party is prepared to provide such assurance immediately upon payment by the Purchaser of any requisite fee. The Purchaser and Seller shall use commercially reasonable efforts to cooperate with, and assist each other in expeditiously obtaining the consent of such Governmental Authority for the release of the Seller from the Inman Guarantee. In the event that the Purchaser is unable to obtain financial assurances acceptable to the SCDHEC prior to Closing, the Seller shall maintain the Inman Guarantee for the greater of a period of 180 days after the Closing or the period required by applicable law. The Purchaser shall promptly reimburse the Seller for any and all payments made by the Seller to such Governmental Authority and any other costs incurred under the Inman Guarantee, including costs incurred by Seller in performing post-closure care and remediation work.

           4.11 Cooperation with Financing. In order to assist with obtaining any financing, the Seller shall cause the Company and its officers (with the exception of officers who are also employees or officers of the Seller), employees, accountants and agents to cooperate with the Purchaser and use their respective commercially reasonable efforts to take all actions reasonably requested by the Purchaser, including (i) providing such financial and other information with respect to the Company as the Purchaser may reasonably request,
(ii) making appropriate officers and other personnel available (upon reasonable advance notice to permit scheduling) to review, comment upon and discuss matters relating to the Company and (iii) cooperating with prospective lenders and their respective advisors in performing their due diligence; provided, however, that the Seller shall not be required to cause any action that would unreasonably disrupt the business or operations of the Seller or the Company. Purchaser shall pay the Seller's reasonable out-of-pocket expenses incurred in connection with providing the assistance described in this Section 4.11.

           4.12 Transfer of Japanese Subsidiary. Prior to the Closing, the Seller shall, at its own expense, cause Phelps Dodge High Performance Conductors Japan Co., Ltd., a stock company organized under the Laws of Japan (the "Japanese Subsidiary") to be transferred to the Seller or an Affiliate of the Seller (other than the Company) and terminate any agreements related to the Japanese Subsidiary. Such transfer documents shall be in form and substance reasonably satisfactory to the Purchaser.

           4.13 Removal of Certain Liens and Title Clean Up. Prior to the Closing Date, Seller shall use commercially reasonable efforts, at its own expense, to (a) cancel, terminate or otherwise remove the Liens set forth on
Schedule 4.13(a), (b) record, or shall cause the Company to record, the necessary documents with the U.S. Patent and Trademark Office to reflect an unbroken chain of title and Phelps Dodge High Performance Conductors of SC and GA, Inc. as the record owner of the trademark registrations set forth on
Schedule 2.11(a)(i), (c) record, or cause the Company to record, the necessary documents in the real estate records to reflect an unbroken chain of title and Phelps Dodge High Performance Conductors of SC and GA, Inc. as the record owner of each of the Owned Real Properties and (d) provide from Spartanburg County, South Carolina (the "County") a letter in substantially the form set forth in
Schedule 4.13(b).

           4.14 AS400 Server. At the Closing, the Seller shall pay the Purchaser $115,000, the amount which the parties have agreed is the value of the AS400 server.

           5. Employees and Employee Benefit Plans.

           5.1 Compensation and Benefits of Company Employees. The employees of the Company who are actively employed on the Closing Date (including any employee who is temporarily absent from active employment on the Closing Date
(i) due to an approved paid or unpaid leave of absence or short-term disability leave or (ii) with the legal or contractual right to be employed by the Company within six months from such employee's last day of active employment and actually returns to active employment with the Company within such six-month period, in each case upon termination of such temporary absence) shall be referred to as "Company Employees." Effective as of the Closing, the Purchaser shall, or shall cause the Company to, employ or continue to employ all Company Employees in accordance with this Section 5. From and for one year after the Closing or such longer period of time required by applicable Law, the Purchaser will, or will cause the Company to, provide or continue to provide each Company Employee with (x) a salary or wage level, at least equal to that in effect immediately prior to the Closing Date and (y) employee benefits (including bonus opportunity) that are no less favorable than the employee benefits provided from time to time to the Purchaser's similarly situated employees and as may otherwise be required below. Solely for purposes of eligibility to participate and vesting (and not for benefit accrual purposes) under all benefit plans applicable to Company Employees after the Closing, the Purchaser shall, or shall cause the Company, as applicable, to, treat all service by Company Employees with the Seller, the Company or Affiliates of the Seller or the Company before the Closing as service with the Purchaser or the Company or their Affiliates to the same extent such service was counted under the corresponding Plan. Nothing contained in this Agreement shall be construed to grant any Company Employee any right to continued employment after the Closing Date.

           5.1.1 Certain Company Benefits. Effective as of the Closing, the Seller or one of its Affiliates shall cause each Company Employee who participates in the Phelps Dodge Retirement Plan or the Phelps Dodge Corporation Supplemental Retirement Plan to cease to accrue any additional benefits thereunder. Effective as of the Closing, the Seller shall, or shall cause one of its Affiliates other than any member of the Company to, assume or maintain sponsorship of and be solely responsible for, all benefits accrued under the Phelps Dodge Retirement Plan and the Phelps Dodge Corporation Supplemental Retirement Plan. Neither the Company, nor Purchaser or any of its Affiliates shall assume any liabilities or obligations under, arising out of or relating to the Phelps Dodge Retirement Plan or the Phelps Dodge Corporation Supplemental Retirement Plan.

           5.1.2 Filings and Records. The Seller, the Purchaser and the Company shall cooperate in making all appropriate filings required under the Code or ERISA and any applicable securities Laws, implementing all appropriate communications with participants, maintaining and transferring appropriate records and taking all such other actions as may be necessary and appropriate to implement the provisions of this Section 5.

           5.1.3 Employee Savings Plan. After the Closing Date, the Seller and its Affiliates shall permit each Company Employee who is a participant in the Phelps Dodge Employee Savings Plan to elect, in accordance with the terms and conditions of the Phelps Dodge Employee Savings Plan, (i) to receive a distribution of the value in his account less the amount of any outstanding loan to such participant under such plan (such participant's "Account Balance"), (ii) to roll over such participant's Account Balance to an individual retirement account of such participant or (iii) to roll over such participant's Account Balance to a 401(k) plan maintained by the Purchaser or the Company by wire transfer as soon as is administratively feasible following the Closing Date and notification that such 401(k) plan will accept such rollovers. Neither the Company, nor Purchaser nor any of its Affiliates shall assume any liabilities or obligations under, arising out of or relation to the Phelps Dodge Employer Savings Plan.

           5.1.4 Supplemental Savings Plan. Effective as of the Closing, the Company Employees who are participants in the Phelps Dodge Corporation Supplemental Savings Plan (the "Supplemental Savings Plan") shall cease to accrue any additional benefits thereunder. Neither the Company, nor Purchaser nor any of its Affiliates shall assume any liabilities or obligations under, arising out of or relating to the Supplemental Savings Plan.

           5.1.5 Retiree Medical Plan. Effective as of the Closing, the Seller or one of its Affiliates shall cause each Company Employee who participates in the Phelps Dodge Corporation Retiree Medical Plan or any other plan or program providing post-termination medical or life insurance benefits to cease to accrue any benefits thereunder and otherwise cease to participate therein. Effective as of the Closing, the Seller shall, or shall cause one of its Affiliates other than the Company to, assume or maintain sponsorship of and be solely responsible for all benefits accrued under the Phelps Dodge Corporation Retiree Medical Plan and any other plan or program providing post-termination medical or life insurance benefits. Neither the Company, nor Purchaser nor any of its Affiliates shall assume any liabilities or obligations under, arising out of or relating to the Phelps Dodge Corporation Retiree Medical Plan or any other plan or program providing post-termination medical or life insurance benefits.

           5.1.6 Long-Term Disability Plan. Effective as of the Closing, the Seller shall, or shall cause one of its Affiliates other than the Company to, assume and be solely responsible for, any and all benefits, liabilities and obligations under, arising out of or relating to the Phelps Dodge High Performance Long Term Disability Plan, and neither the Company, nor the Purchaser nor any of its Affiliates shall assume any liabilities or obligations under, arising out of or relating to such Plan.

           5.1.7 Welfare Plans. Effective as of the Closing, the Purchaser shall establish or identify welfare benefit plans that will provide benefits to (and assume liabilities and account balances of the Seller's flexible benefits plan with respect to) Company Employees and their dependents in accordance with this
Section 5.1.7. Effective as of the Closing, Seller shall transfer or cause to be transferred to the Purchaser (or one of its Affiliates designated by Purchaser) an amount in cash equal to the excess, if any, of the aggregate contributions for the plan year in which the Closing occurs of all Company Employees then participating in Seller's flexible benefits plans over the aggregate reimbursements for the plan year in which the Closing occurs to all Company Employees under such plan. The Purchaser shall cause such amounts to be credited to each such employee's accounts under the Purchaser's (or one of its Affiliate's) corresponding flexible benefits plan, which shall be established and in effect for such employees as of the Closing, and all claims for reimbursement which have not been paid as of the date of the transfer to the Purchaser (or one of its Affiliates) and credited under the Purchaser's (or one of its Affiliate's) flexible benefits plan shall be paid pursuant to and under the terms of the Purchaser's (or one of its Affiliate's) flexible benefits plan. In connection with such transfer, the Purchaser shall deem that such employees' deferral elections made under the Seller's flexible benefits plan for the plan year in which the Closing occurs shall continue in effect under the Purchaser's (or one of its Affiliate's) flexible benefits plan for the remainder of the plan year in which the Closing occurs. Effective as of the Closing, the Company shall be responsible and liable for providing the appropriate COBRA notices and coverage required under COBRA to Company Employees and their beneficiaries who experience a "qualifying event" on or after the Closing Date, and Seller or one of its Affiliates other than the Company shall be responsible and liable for providing the appropriate COBRA notices and for providing or continuing to provide coverage required under COBRA with respect to Company Employees, Former Employees and their beneficiaries who experience a "qualifying event" before the Closing Date. If Company Employees participate in the welfare benefit plans of the Purchaser or its Affiliates after the Closing, the Purchaser shall, or shall cause the Company to, (i) cause any pre-existing conditions or limitations and eligibility waiting periods under any group health plans of the Purchaser or its Affiliates to be waived with respect to the Company Employees and their eligible dependents to the extent waived under the corresponding Plan subject to applicable Law and (ii) give each Company Employee credit for the plan year in which the transition from the Seller's or its Affiliates' (other than the Company) plans to the Purchaser's or its Affiliates' plans occurs towards applicable deductibles and annual out-of-pocket limits for expenses incurred prior to the transition date. From and after the Closing, the Seller shall remain responsible for claims of Company Employees and their eligible dependents incurred prior to the Closing Date under those plans that are health, disability, accident or life insurance plans (other than liabilities under a flexible benefits plan within which account balances have been transferred as described in this Section) and, except as otherwise provided in this Section 5.1.7, the Purchaser and the Company shall be responsible for all such liabilities incurred by any Company Employee and his/her eligible dependents on or after the Closing Date.

           5.1.8 WARN. Without limiting the Seller's or the Purchaser's obligations under this Agreement, the Seller and the Purchaser agree that they shall take such actions necessary to retain the Company Employees so as not to require notice under the Workers Adjustment and Retraining Notification Act, as amended ("WARN Act"), and any similar statute prior to the expiration of the 60 day period following the Closing. The Purchaser shall assume all liabilities and obligations under, arising out of or related to the WARN Act or any similar statute with respect to the Company Employees.

           5.1.9 Paid Time Off; Vacation. As of the Closing, the Purchaser or the Company shall credit, or shall cause to be credited, each Company Employee with unused paid time off/vacation days and any personal days accrued in accordance with the vacation and personnel policies applicable to any such Company Employee and to the extent accrued on the Closing Balance Sheet.

           5.1.10 Workers' Compensation. The Company shall retain and, to the extent necessary, assume all liabilities and obligations for all workers' compensation benefits and claims of any Company Employee to the extent that such injuries occurred on or after the Closing Date. The Seller or one of its Affiliates other than the Company shall retain and, to the extent necessary, assume all liabilities and obligations for all workers' compensation benefits and claims of any (i) Former Employee and (ii) any Company Employee to the extent that such injuries occurred before the Closing Date.

           5.2 Other Plans and Programs. Effective as of the Closing, the Company Employees shall cease to accrue any benefits under, and otherwise cease to participate in, any Plan and any other benefit or compensation plans or programs, in each case that are not covered by any of the provisions of Section 5.1, that is or has been maintained, established or contributed to the Seller or any Company Related Party. Neither the Company, nor Purchaser nor any of its Affiliates shall assume any liabilities or obligations under, arising out of or relating to such Plan or such benefit or compensation plan or program.

           5.3 Employee Benefits Indemnity. Notwithstanding anything contained in this Agreement to the contrary, (i) the Company shall remain liable for, and the Purchaser and the Company shall indemnify and hold the Seller harmless from and against, all obligations arising under and all Damages incurred or sustained by the Seller as a result of any plan, agreements or arrangements maintained by the Company (but not maintained by the Seller or any of its Affiliates other than the Company), after the Closing Date, and (ii) the Seller or one of its Affiliates other than the Company shall remain liable for, and shall indemnify and hold the Company and the Purchaser harmless from and against, all obligations arising under or relating to and all Damages incurred or sustained by any of them with respect to (A) any Plan (including post-termination medical and life insurance benefits but excluding all such obligations and Damages arising under the Holiday Pay Plan after the Closing Date) (B) the Former Employees and their beneficiaries and (C) Change of Control Payments. The Purchaser shall indemnify and hold the Seller harmless from and against all Damages incurred or sustained by the Seller as a result of (x) the Purchaser's failure to honor any obligation expressly assumed in this Section 5 by the Purchaser or a breach by the Purchaser of any covenant of the Purchaser set forth therein and (y) any actions taken by the Purchaser or any of its Affiliates with respect to Company Employees on or after the Closing Date. The Seller shall indemnify and hold the Purchaser and Company harmless from and against all Damages incurred or sustained by the Purchaser or the Company as a result of (1) the Seller's failure to honor any obligation expressly retained or assumed in this Section 5 by the Seller or a breach by the Seller of any covenant of the Seller set forth therein and (2) any actions taken by the Seller or any of its Affiliates other than the Company with respect to (A) Company Employees before the Closing Date or (B) Former Employees at any time.

           6. Conditions Precedent.

           6.1 General. The respective obligations set forth herein of the Seller and the Purchaser to consummate the sale and purchase of the Shares at the Closing shall be subject to the fulfillment, on or before the Closing Date, in the case of the Seller, of the conditions set forth in Sections 6.2 and 6.3, and, in the case of the Purchaser, of the conditions set forth in Sections 6.2 and 6.4.

           6.2 Conditions to Obligations of the Parties.

           6.2.1 No Injunction. The consummation of the transactions contemplated hereby shall not have been restrained, enjoined or otherwise prohibited by any applicable Law, including any Order.

           6.2.2 Governmental Consents. All consents of Governmental Authorities listed in Schedule 6.2.2 shall have been made, obtained or the applicable waiting period has expired or terminated and Purchaser has received evidence thereof, in form and substance, reasonably satisfactory to Purchaser.

           6.2.3 Legal Proceeding. No Legal Proceedings shall have been instituted or threatened or claim or demand made against the Seller, the Company, or the Purchaser, seeking to restrain or prohibit, or to obtain substantial damages with respect to, the consummation of the transactions contemplated hereby.

           6.3 Conditions to Obligations of the Seller.

           6.3.1 Representations, Warranties and Covenants of the Purchaser. The representations and warranties in Section 3 shall be true and correct in all respects if qualified by materiality, and shall be true and correct in all material respects if not qualified by materiality, at and as of the Closing with the same effect as though made at and as of such time (except that those representations and warranties that are made as of a specific date shall be correct only as of such date); provided, however, that this condition shall be deemed to be satisfied so long as any failure of such representations and warranties (other than solvency) to be true and correct (without giving effect to any materiality qualifiers contained therein), individually or in the aggregate, has not impaired or would not reasonably be expected to impair in the Purchaser's ability to perform its obligations under, or to consummate the transactions contemplated by, this Agreement. The Purchaser shall have duly performed and complied in all material respects with all covenants contained herein required to be performed or complied with by it at or before the Closing.

           6.3.2 Officer's Certificate. The Purchaser shall have delivered to the Seller a certificate, dated the Closing Date and signed by its Chief Executive Officer or a Senior Vice President, as to the fulfillment of the conditions set forth in Section 6.3.1, it being understood that such certificate shall be deemed to have been delivered only in such officer's capacity as an officer of the Purchaser (and not in his or her individual capacity) and shall not entitle any party to assert a claim against such officer in his or her individual capacity.

           6.4 Conditions to Obligations of the Purchaser.

           6.4.1 Representations, Warranties and Covenants of the Seller. The representations and warranties in Section 2 shall be true and correct in all respects if qualified by materiality or Material Adverse Effect, and shall be true and correct in all material respects if not qualified by materiality or Material Adverse Effect, at and as of the Closing with the same effect as though made at and as of such time (except that those representations and warranties which are made as of a specific date shall be correct only as of such date); provided, however, that this condition shall be deemed to be satisfied so long as any failure of such representations and warranties to be true and correct (without giving effect to any materiality or Material Adverse Effect qualifiers contained therein) individually or in the aggregate, has not had or would not reasonably be expected to have a Material Adverse Effect. The Seller shall have duly performed and complied in all material respects with all covenants contained herein required to be performed or complied with by it at or before the Closing.

           6.4.2 Officer's Certificate. The Seller shall have delivered to the Purchaser a certificate, dated the Closing Date and signed by its President, Executive Vice President or a Senior Vice President, as to the fulfillment of the conditions set forth in Section 6.4.1, it being understood that such certificate shall be deemed to have been delivered only in such officer's capacity as an officer of the Seller (and not in his or her individual capacity) and shall not entitle any party to assert a claim against such officer in his or her individual capacity.

           6.4.3 Ancillary Agreements.

           (a) The Seller shall have entered into a transition services agreement with the Company in the form attached as Exhibit A (the "Transition Services Agreement") and delivered the same to the Purchaser; and

           (b) Phelps Dodge Industries, Inc., Bayway Plant, Elizabeth, New Jersey, d/b/a Phelps Dodge Specialty Copper shall have entered into an alloy supply agreement with the Company in the form attached as Exhibit B (the "Alloy Supply Agreement") and delivered the same to the Purchaser.

           7. Indemnification.

           7.1 Survival of Representations and Warranties, Covenants and Indemnities. The representations and warranties contained in Sections 2 and 3 and in the certificates delivered pursuant to Sections 6.3.2 and 6.4.2, and the covenants contained herein to be fully performed or complied with at or prior to the Closing Date, shall survive until the date that is fifteen months after the Closing Date, whereupon they shall expire, provided, however, that (i) the representations and warranties set forth in Sections 2.1 (Corporate Status and Authority), 2.3(a) (Corporate Status of the Company), 2.4 (The Shares), 2.5 (Subsidiaries), 2.10 (Employment Agreements and Benefits), 2.18 (Brokers), Sections 3.1 (Corporate Status and Authority) and 3.7 (Brokers) shall survive the Closing until 30 days following the expiration of the applicable statute of limitations with respect to the particular matter that is the subject matter thereof, and (ii) the representations and warranties set forth in Section 2.17 (Environmental Matters) shall survive the Closing until the fourth anniversary of the Closing Date. The indemnity set forth in Section 7.2.1(iii) shall survive the Closing until the ninth anniversary of the Closing Date. The indemnity set forth in Section 7.2.1(iv) shall survive the Closing until the third anniversary of the Closing Date. The covenants contained in this Agreement to be performed prior to the Closing shall not survive the Closing, except that the covenant set forth in Section 4.2.1 (Conduct of Business) shall survive until fifteen months after the Closing Date. The covenants contained in this Agreement to be performed after the Closing shall survive the Closing hereunder according to their terms. No claim for indemnification under this Section 7 may be asserted with respect to such representations, warranties or covenants after the dates indicated in this Section 7.1 unless, prior to the date such representations, warranties, covenants or indemnities expire, the party seeking indemnification shall have notified in reasonable detail the party from whom indemnification is sought of a claim for indemnity hereunder.

           7.2 Indemnification.

           7.2.1 By the Seller. Subject to the limitations in Section 7.1 from and after the Closing, the Seller shall indemnify and hold the Purchaser and the Company harmless from and against any loss, liability or damage, including reasonable attorneys' fees and other out-of-pocket costs and expenses (collectively, "Damages"), incurred or sustained by the Purchaser or the Company as a result of (i) the non-fulfillment of any covenant, (ii) the breach of any representation or warranty on the part of the Seller contained in this Agreement (other than any breach of any representation or warranty set forth in Section 2.14), (iii) any Damages arising under any Environmental Law (including with respect to the release, treatment, storage, disposal or transport of Hazardous Materials) at any property formerly owned, operated or leased by the Company or any predecessor in interest and not included in the Company Properties and (iv) any Litigation Costs arising out of any of the matters set forth in Schedule
7.2.1 (each such matter, a "Special Indemnification Claim"); provided, however, that there shall not be any duplicative payments or indemnities by the Seller, and provided, further, that any indemnification relating to Tax matters shall be governed solely by Section 4.3 and any indemnification relating to employee benefits matters contemplated in Section 5 shall be governed solely by Section 5 (other than indemnification for any breach of representation or warranty set forth in Section 2.10, which shall be governed by this Section 7.2.1).

           Notwithstanding anything in this Agreement to the contrary:

          (a) The amount of any Damages incurred by the Purchaser or the Company shall be reduced by the net amount of the Tax benefits realized by the Purchaser, the Company or any other Affiliate of the Purchaser by reason of such Damage.

          (b) The amount of any Damages incurred by the Purchaser or the Company shall be reduced by the net amount the Purchaser or the Company or any other Affiliate of the Purchaser recovers (after deducting all reasonable attorneys' fees, out-of-pocket expenses and other costs of recovery) from any insurer or other party liable for such Damages; provided, that neither the Purchaser nor the Company shall be obligated to pursue recovery from any such insurer or other liable party prior to proceeding against or recovering from the Seller.

          (c) Neither the Purchaser nor the Company shall be entitled to indemnification for those portions of any Damages that were subject to an adjustment to the Final Purchase Price pursuant to Sections 1.3 and 1.4.

          (d) Except with respect to indemnification for a breach of the representation and warranty set forth in Section 2.4, the Purchaser and the Company shall be entitled to indemnification under Section 7.2.1(ii) only with respect to that portion of the aggregate amount of their Damages (reduced as provided in paragraphs (a) and (b) above) that exceeds 3% of the Final Purchase Price.

          (e) The aggregate amount of (1) Damages payable to the Purchaser and the Company under Section 7.2.1(ii) and (2) Litigation Costs payable to the Purchaser and the Company under Sections 7.2.1(iv) shall not exceed 15% of the Final Purchase Price; provided, however, that the amount of Damages payable to the Purchaser and the Company as a result of a breach of the representation and warranty set forth in Section 2.4 (reduced as provided in paragraphs (a) and (b) above) may exceed 15% of the Final Purchase Price but shall not exceed the Final Purchase Price.

          (f) Neither the Purchaser nor the Company shall be entitled to indemnification with respect to any claim arising out of or relating to any Environmental Law, to the extent that such claim (i) is discovered or identified as a result of any invasive environmental investigation or sampling (excluding visual inspections such as Phase I Environmental Site Assessments and compliance audits) conducted at a Company Property by or on behalf of the Purchaser or its Affiliates, successors, assigns or transferees after the Closing Date, unless (w) the Purchaser or one of its Affiliates was required to conduct such investigation or sampling by a Governmental Authority or pursuant to, or as necessary to maintain compliance with, an applicable Environmental Law, (x) such investigation or sampling was agreed to in writing by the Seller, (y) such investigation or sampling was reasonably necessary to address an action filed by a third-party or (z) such investigation or sampling was reasonably necessary in connection with a financing, (ii) except in the event of (1) a sale of all or substantially all of the assets of the Company in a single transaction (whether by merger, stock or asset sale or other transaction),
     (2) any sale of obsolete or discontinued assets, or (3) a sale of an immaterial amount assets, results from the sale of any Company Property or asset associated with any Company Property (iii) except in the event of (1) any sale of obsolete or discontinued assets, or (2) a sale of an immaterial amount assets, results from the closure of any Company Property or asset associated with any Company Property, or (iv) is discovered or identified as a result of Purchaser, its Affiliates, successors, assigns or transferees requesting or encouraging any Governmental Authority or other Person (including any bank or other financial institution) to investigate any matter, take any corrective or remedial action or enforce any requirements arising under any Environmental Law, unless Purchaser or its Affiliates reasonably believe such actions are required under an applicable Environmental Law.

          (g) Neither the Purchaser nor the Company shall be entitled to indemnification for any Litigation Costs arising out of or in connection with any Special Indemnification Claim, to the extent that such Litigation Cost is incurred as a result of Purchaser, its Affiliates, successors, assigns or transferees requesting or encouraging any Governmental Authority or other Person (including any bank or other financial institution) to investigate any matter, take any corrective action or enforce any rights arising under or in connection with any of the matters set forth in
     Schedule 7.2.1; provided, that in response to any pending or threatened Special Indemnification Claim, the Purchaser may contact any appropriate Governmental Authority regarding any investigation in connection with such claim.

           7.2.2 By the Purchaser. Subject to the limitations in Section 7.1, from and after the Closing, the Purchaser shall, and shall cause the Company to, indemnify and hold the Seller harmless from and against any Damages incurred or sustained by the Seller as a result of (i) the non-fulfillment of any covenant,
(ii) the breach of any representation or warranty on the part of the Purchaser contained in this Agreement and (iii) the ownership of the Shares, or the business or operations of the Company, after the Closing, provided that there shall not be any duplicative payments or indemnities by the Purchaser or the Company, and provided, further, that any indemnification relating to Tax matters shall be governed solely by Section 4.3 and any indemnification relating to employee benefits matters contemplated in Section 5 shall be governed solely by
Section 5.

           Notwithstanding anything in this Agreement to the contrary:

          (a) The amount of any Damages incurred by the Seller shall be reduced by the net amount of the Tax benefits realized by the Seller or any of its Affiliates (other than the Company) by reason of such Damage.

          (b) The amount of any Damages incurred by the Seller shall be reduced by the net amount the Seller or any of its Affiliates (other than the Company) recovers (after deducting all reasonable attorneys' fees, out-of-pocket expenses and other costs of recovery) from any insurer or other party liable for such Damages.

          (c) The Seller shall not be entitled to indemnification for those portions of any Damages that were subject to an adjustment to the Final Purchase Price pursuant to Sections 1.3 and 1.4.

          (d) With respect to Damages pursuant to Section 7.2.2(ii), the Seller shall be entitled to indemnification only with respect to that portion of the aggregate amount of its Damages (reduced as provided in paragraphs (a) and (b) above) that exceeds 3% of the Final Purchase Price.

          (e) The aggregate amount of Damages payable to the Seller under
     Section 7.2.2(ii) shall not exceed 15% of the Final Purchase Price.

           7.2.3 Indemnification Procedures. A party entitled to indemnification hereunder shall herein be referred to as an "Indemnitee." A party obligated to indemnify an Indemnitee hereunder shall herein be referred to as an "Indemnitor."

           (a) If an Indemnitee receives notice of any claim or the commencement of any action by any third party that such Indemnitee reasonably believes may give rise to a claim for indemnification from an Indemnitor hereunder, and such Indemnitee intends to seek indemnification from such Indemnitor with respect thereto under this Section 7, such Indemnitee shall, promptly provide written notice thereof to such Indemnitor. The failure of the Indemnitee to give reasonably prompt written notice thereof shall not release, waive or otherwise affect the Indemnitor's obligations with respect thereto except to the extent that the Indemnitor can demonstrate actual loss and prejudice as a result of such failure. Such notice shall (i) specify in reasonable detail the basis on which indemnification is being asserted, (ii) provide a reasonable estimate of the amount of the Damages asserted therein, (iii) specify the provision or provisions of this Agreement under which such Damages are asserted and (iv) include copies of all notices and documents (including court papers) served on or received by the Indemnitee from such third party. Subject to the provisions of this Section 7.2.3, the Indemnitor shall have the right, at its sole expense, to be represented by counsel of its choice, which must be reasonably satisfactory to the Indemnitee, and to defend against, negotiate, settle or otherwise deal with such claim or action which relates to any Damages indemnified against hereunder; provided that notwithstanding anything in this Agreement to the contrary, the Purchaser shall have the right to defend against, negotiate, settle or otherwise deal with any Special Indemnification Claim. If the Indemnitor elects to defend against, negotiate, settle, or otherwise deal with such claim or action which relates to any Damages indemnified by it hereunder, it shall within 30 days of the Indemnitee's written notice of the assertion of such claim or action (or sooner, if the nature of such claim or action so requires) notify the Indemnitee of (x) Indemnitor's intent to do so and (y) whether Indemnitor believes (A) if sufficient information is available, that it is or is not obligated to indemnify the Indemnitee for such claim or action or (B) if Indemnitor does not have sufficient information to make such a determination, that it is unable to make such a determination at such time; provided, that the Indemnitor will promptly notify the Indemnitee of its determination with respect to its obligation to indemnify the Indemnitee upon Indemnitor's receipt of sufficient information. After notice to the Indemnitee of the Indemnitor's election to assume the defense of such claim or action, the Indemnitee may participate in the defense of such claim or action, but the Indemnitor shall not be liable to the Indemnitee for any legal or other expenses subsequently incurred by the Indemnitee in connection with the defense thereof, provided that the Indemnitee shall have the right to employ separate counsel to represent it at the expense of the Indemnitor if either (w) so requested by the Indemnitor to participate, (x) such claim or action involves remedies other than monetary damages, or (y) the Indemnitee has available to it one or more defenses or counterclaims that are inconsistent with one or more of the defenses or counterclaims alleged by the Indemnitor and which could be materially adverse to the Indemnitor. If the Indemnitor does not elect to assume the defense of such claim or action within 30 days of the Indemnitee's delivery of the notice and other documents that it is required to deliver to the Indemnitor in respect of such a claim or action or fails to notify the Indemnitee of its election as herein provided or, whether at or after the time it is notified of the claim or action, contests its obligation to indemnify the Indemnitee for such Damages under this Agreement, the Indemnitee shall be entitled to assume the defense thereof. Unless it has been conclusively determined through a final non-appealable judicial determination (or settlement tantamount thereto) that the Indemnitor is not liable to the Indemnitee under this Section 7.2.3, the Indemnitor and Indemnitee shall each act reasonably and in accordance with its good faith business judgment with respect thereto, and neither Indemnitor nor Indemnitee shall settle or compromise any such claim or action without the consent of the other party, which consent shall not be unreasonably withheld or delayed; provided, however, that in the event that such other party withholds consent, the aggregate of amount of Damages to be paid by the Indemnitor to the Indemnitee shall not exceed the aggregate amount of Damages that would have been paid pursuant to any such settlement or compromise (unless such claim or action seeks both monetary damages and non-monetary relief and the Indemnitee shall have acted reasonably in withholding such consent because of the proposed settlement amount or the nature of the non-monetary relief, in which case such aggregate of amount of Damages shall not be so limited), and provided, further, that in the event that a party withholds consent, such other party shall be entitled to require that the party withholding consent assume any further defense of such claim or action. The parties shall render to each other such assistance as may reasonably be requested in order to insure the proper and adequate defense of any such claim or action, including making employees available on a mutually convenient basis to provide additional information and explanation of any relevant materials or to testify at any proceedings relating to such claim or action.

           (b) A claim for indemnification for any matter not involving a third party claim may be asserted by notice to the Indemnitor, which notice shall contain the information described in the third sentence of Section 7.2.3(a). If the Indemnitor does not notify the Indemnitee within 30 days following its receipt of such notice that the Indemnitor disputes its liability to the Indemnitee, such claim specified by the Indemnitee in such notice shall be conclusively deemed a liability of the Indemnitor and the Indemnitor shall pay the amount of such claim to the Indemnitee promptly after demand therefor or in the case of any notice in which the amount of the claim (or any portion thereof) is estimated, on such later date when the amount of such claim (or such portion thereof) is finally determined. If the Indemnitor has timely disputed its liability with respect to such claim as provided above, the Indemnitor and the Indemnitee shall proceed in good faith to negotiate a resolution of such dispute and, if not resolved through negotiations, such dispute shall be resolved by litigation in an appropriate court of competent jurisdiction in accordance with Sections 9.14, 9.15 and 9.16.

           (c) Without limiting the Seller's rights under other provisions of this Agreement, the Seller shall have the option to assume exclusive control of the resolution of any matter arising under any Environmental Law for which it has an indemnification obligation, including the option to (i) commission any studies or tests reasonably necessary to define or delineate the extent of any contamination or non-compliance with Environmental Laws, (ii) contact Governmental Authorities, make any reports to Governmental Authorities, submit any investigation, remediation or compliance plans to such authorities, negotiate with such authorities and otherwise deal with such authorities, (iii) prepare the work plan for any investigation, remediation or correction of non-compliance with Environmental Laws, and (iv) conduct or direct any such investigation, remediation or correction of noncompliance with Environmental Laws. The Seller shall provide the Purchaser with (x) copies of all environmental and engineering studies and data prepared by the Seller or its agents (and, in connection with any matter involving a Company Property, shall provide the Purchaser the right to review and provide reasonable comments on such studies and data and shall incorporate all such reasonable comments), and
(y) copies of all correspondence received from the Governmental Authority overseeing any investigation, remediation or correction of non-compliance with Environmental Laws.

           (d) With respect to a Company Property, the Seller shall have satisfied its indemnification obligations under this Agreement with respect to any matter arising under any Environmental Law if the result meets or exceeds the least stringent standards (including any lesser standards resulting from any site-specific risk assessments and including any deed and land use restrictions and institutional controls to the extent such restrictions reasonably comport with the usage of the property as of the Closing Date and do not unreasonably interfere with the Purchaser's use and operations or require Purchaser to incur material costs and expenses), based on the use of the property on the Closing Date and applicable Environmental Laws as in effect on the Closing Date (or, at the Seller's option, as in effect on the date that any remedial or investigative activities are concluded) so long as such standards are or would be acceptable to the Governmental Authority overseeing such matter; provided, however, that the Seller shall use its commercially reasonable efforts to obtain from the Governmental Authority overseeing the matter, a no further action letter or similar documentation indicating that no further investigation, remediation or monitoring is required with respect to such matter ("NFA") to the extent NFA's are issued by such Governmental Authority; provided, further, that if the Governmental Authority does not respond to a request for a NFA after a reasonable period of time, Seller may deliver to Purchaser a letter from an environmental consulting firm reasonably acceptable to Purchaser indicating that in such consultant's opinion, no additional investigation, remediation or monitoring is warranted with respect to the particular matter (the "Consultant's Recommendation"). Upon issuances of an NFA or the Consultant's Recommendation, Seller shall remove or cause to be removed all equipment related to the investigation, remediation and monitoring, properly abandon all monitoring wells, remove all waste or debris associated with the investigation, remediation and monitoring, and return the property to a similar condition to that existing prior to such work, taking into account such investigation, remediation or monitoring.

           7.2.4 Mitigation. The parties shall cooperate with each other with respect to resolving any claim or liability with respect to which one party is obligated to indemnify the other party hereunder, including by making commercially reasonable efforts to mitigate or resolve any such claim or liability, including any Special Indemnification Claim.

           7.2.5 Tax Treatment. Each of the Seller and the Purchaser agrees to treat any indemnification payment made pursuant to this Section 7 as an adjustment to the Final Purchase Price for all Tax purposes unless otherwise required by applicable Law.

           7.2.6 Exclusive Remedy. The indemnities provided for in this Agreement shall be the sole and exclusive remedy of the Purchaser and its Affiliates after the Closing against the Seller and its Affiliates, and of the Seller and its Affiliates after the Closing against the Purchaser and its Affiliates, for any inaccuracy of any representation or warranty of the Seller or the Purchaser, respectively, or any failure or breach of any covenant, obligation, condition or agreement to be performed or fulfilled, respectively, by the Seller or Purchaser hereunder, or any matters arising under any Environmental Law respecting the Company, including any environmental conditions on, at, under or emanating from the facilities owned, leased or operated by the Company or elsewhere, provided, however, that this exclusive remedy for Damages does not preclude a party from bringing an action for fraud.

           8. Definitions.

           As used herein, the following terms have the following meanings:

           Account Balance: as defined in Section 5.1.3.

           Accounting Firm:  as defined in Section 1.3(d)(3).

           Affiliate: of a Person means any other Person that directly or indirectly controls, is controlled by, or is under common control with, the first Person.

           Affiliated Group: means any affiliated group within the meaning of
Section 1504 of the Code or any comparable or analogous group under state, local or foreign tax Law.

           Agreement: this Stock Purchase Agreement, including the Schedules and Exhibits hereto.

           Alloy Supply Agreement: as defined in Section 6.4.3.

           Ancillary Agreements: the Transitional Services Agreement and Alloy Supply Agreement.

           Audited Financial Statements: as defined in Section 2.6.

           Business Day: any day that is not (i) a Saturday, (ii) a Sunday, or
(iii) any other day on which commercial banks are authorized or required by law to be closed in the City of New York.

           Change of Control Payments: as defined in Section 2.10.1.

           Closing: as defined in Section 1.2.

           Closing Balance Sheet: as defined in Section 1.3(d).

           Closing Date: as defined in Section 1.2.

           Closing Statement: as defined in Section 1.3(d).

           COBRA: the Consolidated Omnibus Budget Reconciliation Act of 1986, as amended.

           Code: the Internal Revenue Code of 1986, as amended.

           Company: as defined in the recitals.

           Company Accounting Principles: as defined in Section 1.3(c).

           Company Contracts: as defined in Section 2.9(b)

           Company Employees: as defined in Section 5.1.

           Company Group: the Company and Phelps Dodge High Performance Conductors Japan Company, Ltd.

           Company Intellectual Property: as defined in Section 2.11(b).

           Company Licenses: as defined in Section 2.11(a).

           Company Permits: Permits which are required for the operation of the business of the Company as presently conducted.

           Company Properties: as defined in Section 2.8(a).

           Company Related Parties: as defined in Section 2.10.1.

           Confidential Information: as defined in Section 4.9.3.

           Consigned Copper: as defined in Section 1.5(a).

           Consultant's Recommendation: as defined in Section 7.2.3(d)

           Contracts: any contract, agreement, indenture, note, bond, mortgage, loan instrument, lease, license, commitment or other similar arrangement, undertaking or obligation, whether written or oral.

           Copper Inventory Amount: as defined in Section 1.5(b)

           Copper Inventory Price: as defined in Section 1.5(a).

           Current Assets: the consolidated current assets (other than amounts attributable to deferred income tax assets) of the Company. Notwithstanding the foregoing sentence, Current Assets shall exclude (i) any receivables from any of the Company's Affiliates, directors, employees, officers, or the Seller and any of its Affiliates, other than receivables related to cash advances for business expenses, and (ii) any amounts in respect of copper provided pursuant to Section 1.5, other than the Recorded Price with respect to such copper.

           Current Liabilities: the consolidated current liabilities (other than amounts attributable to deferred income tax liabilities) and Indebtedness of the Company. For purposes of clarification, Current Liabilities shall include any Change of Control Payments to the extent not paid pursuant to Section 5.2.

           Damages: as defined in Section 7.2.1.

           EBITDA: as defined in Section 1.6.

           Environmental Law: any foreign, federal, state, or local law, statute, rule, regulation, order or other legal requirement in effect on or prior to the Closing Date relating to (i) the manufacture, transport, use, treatment, storage, disposal, release or threatened release of Hazardous Substances, or (ii) the protection of the environment (including natural resources, air, and surface or subsurface land or waters), including the Comprehensive Environmental Response, Compensation and Liability Act, the Resource Conservation and Recovery Act, the Clean Water Act and the Clean Air Act.

           Environmental Permits: as defined in Section 2.17(a).

           ERISA: the Employee Retirement Income Security Act of 1974, as amended.

           Estimated Closing Balance Sheet: as defined in Section 1.3(c).

           Estimated Purchase Price: as defined in Section 1.3(a).

           Estimated Working Capital: as defined in Section 1.3(c).

           Final Purchase Price: as defined in Section 1.3(b).

           Final Working Capital: the amount of the Working Capital of the Company on the Closing Date, as reflected in the Closing Statement.

           Financial Statements: as defined in Section 2.6.

           Former Employees: individuals who, as of the Closing Date, are former employees of the Company (including any employee of the Company who is temporarily absent from active employment on the Closing Date and does not return to active employment with the Company (i) in the case of an employee who on an approved paid or unpaid leave of absence or short-term disability leave (as the case may be), upon the termination of such leave or (ii) in the case of an employee who has the legal or contractual right to be employed by the Company within six months from such employee's last day of active employment, within such six month period).

           GAAP: as defined in Section 2.6.

           Governmental Authority: any federal, state, local, foreign, provincial or other political subdivision thereof, and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including any government authority, agency, department, board, commission or instrumentality of the United States of America, any State of the United States of America or any political subdivision thereof, or any court or public arbitrator.

           Hazardous Substance: any material or substance that is: (i) listed, classified or regulated as a "hazardous waste," "hazardous substance," "toxic substance," pollutant or contaminant pursuant to any applicable Environmental Law, or (ii) any petroleum product or by-product, asbestos, radioactive materials, urea formaldehyde insulation or polychlorinated biphenyls.

           Indebtedness: without duplication, (i) the principal, accreted value, accrued and unpaid interest, prepayment and redemption premiums or penalties (if any), unpaid fees or expenses and other monetary obligations in respect of (A) indebtedness of such Person for money borrowed and (B) indebtedness evidenced by notes, debentures, bonds or other similar instruments for the payment of which such Person is responsible or liable; (ii) all obligations of such Person issued or assumed as the deferred purchase price of property, all conditional sale obligations of such Person and all obligations of such Person under any title retention agreement (but excluding trade accounts payable and other accrued current liabilities arising in the ordinary course of business (other than the current liability portion of any indebtedness for borrowed money)); (iii) all obligations of such Person under leases required to be capitalized in accordance with GAAP; (iv) all obligations of such Person for the reimbursement of any obligor on any letter of credit, banker's acceptance or similar credit transaction; (v) all obligations of such Person under interest rate or currency swap transactions (valued at the termination value thereof); (vi) the liquidation value, accrued and unpaid dividends, prepayment or redemption premiums (if any), unpaid fees or expenses and other monetary obligations in respect of any redeemable preferred stock of such Person; (vii) all obligations of the type referred to in clauses (i) through (vi) of any Persons for the payment of which such Person is responsible or liable, directly or indirectly, as obligor, guarantor, surety or otherwise, including guarantees of such obligations; and (viii) all obligations of the type referred to in clauses (i) through (vii) of other Persons secured by (or for which the holder of such obligations has an existing right, contingent or otherwise, to be secured by) any Lien on any property or asset of such Person (whether or not such obligation is assumed by such Person).

           Indemnitee: as defined in Section 7.2.3.

           Indemnitor: as defined in Section 7.2.3.

           Inman Guarantee: as defined in Section 4.10.

           Intellectual Property: all intellectual property rights, and related priority rights, arising from or in respect of the following, whether protected, created or arising under the laws of the United States or any other jurisdiction or under any international convention: (i) patents and patent applications, including continuations, divisionals, continuations-in-part, extensions, reexaminations, renewals, substitutions and reissues, and patents issuing thereon; (ii) trademarks, service marks, corporate names, trade names, service names, brand names, trade dress, logos and Internet domain names, together with the goodwill associated with any of the foregoing; (iii) copyrights, works of authorship and moral rights; (iv) confidential and proprietary information, including trade secrets, discoveries, concepts, ideas, research and development, know-how, formulae, inventions (whether or not patentable and whether or not reduced to practice), compositions, manufacturing and production processes and techniques, data, procedures, designs, drawings, specifications, databases, customer lists, supplier lists, pricing and cost information, and business and marketing plans and proposals, in each case excluding any rights in respect of any of the foregoing that comprise or are protected by patents; and (v) registrations and applications for registration of any and all of the foregoing in subclauses (i) through (iv).

           Interim Financial Statements: as defined in Section 2.6.

           IRS: the Internal Revenue Service of the United States.

           Labor Agreements: as defined in Section 2.10.1.

           Law: any foreign, federal, state or local law (including common law), statute, code, ordinance, rule, regulation, Order or other requirement.

           Leased Real Property: as defined in Section 2.8.

           Legal Proceedings: any judicial, administrative or arbitral actions, suits, mediation, investigation, inquiry, proceedings or claims (including counterclaims) by or before a Governmental Authority.

           Liability: means any liability or obligation (whether known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, liquidated or unliquidated whether due or to become due, and whether in contract, tort, strict liability or otherwise).

           Licenses: as defined in Section 2.11(a).

           Lien: any lien, pledge, mortgage, deed of trust, security interest, claim, lease, charge, option, right of first refusal, easement, servitude, proxy, voting trust or agreement, transfer restriction under any shareholder or similar agreement or encumbrance.

           Litigation Costs: attorneys' fees and disbursements (including attorneys' out-of-pocket costs and the fees and disbursements of experts) of attorneys engaged by the Purchaser or the Company.

           Market Price: as defined in Section 1.5.

           Material Adverse Effect: a material adverse effect on (i) the business, assets, properties, results of operations or condition (financial or otherwise) of the Company taken as a whole or (ii) the ability of the Seller to consummate the transactions contemplated by this Agreement or the ability of the Seller or the Company to perform their obligations under this Agreement or the Ancillary Agreements, other than any change or effect that results from, arises out of or relates to: (x) the announcement by the Seller of its intention to sell the Company, including any announcement related to the execution and delivery of this Agreement or any of the Ancillary Agreements, (y) the consummation of the transactions contemplated by this Agreement or any of the Ancillary Agreements or (z) changes in (A) economic, regulatory or political conditions (including acts of war, declared or undeclared, armed hostilities and terrorism), financial, securities, commodities or other market conditions or prevailing interest rates, including changes affecting the industries in which the Company operates, or (B) applicable law or regulations or accounting standards, principles or interpretations, in case of each of clauses (A) or (B), not specifically relating or disproportionately affecting the Company.

           Material Company Permit: as defined in Section 2.12.

           NFA: as defined in Section 7.2.3(d).

           Non-Disclosure Agreement: as defined in Section 4.2.2.

           Notice of Disagreement: as defined in Section 1.3(d)(2).

           Order: any order, injunction, judgment, doctrine, decree, ruling, writ, assessment or arbitration award of a Governmental Authority.

           Owned Real Property: as defined in Section 2.8.

           Permit: any approval, authorization, consent, license, permit or certificate of a Governmental Authority.

           Permitted Liens: (i) Liens for Taxes not due and payable or that are being contested in good faith by appropriate proceedings and for which adequate reserves are provided in conformance with GAAP, (ii) Liens of warehousemen, mechanics and materialmen and other similar Liens incurred in the ordinary course of business, not yet due or payable or that are being contested in good faith by appropriate proceedings and for which adequate reserves are provided in conformance with GAAP, and (iii) any other Liens that do not materially interfere with the current use, value or marketability of the real properties affected thereby.

           Person: any natural person, firm, limited liability company, general partnership, limited partnership, joint venture, association, corporation, trust, Governmental Authority or other entity.

           Personal Property Leases: as defined in Section 2.8(d).

           Plans: as defined in Section 2.10.1.

           Purchaser: as defined in the preamble.

           Purchaser Accounting Principles: as defined in Section 1.6.

           RCRA: the Resource Conservation and Recovery Act.

           Real Property Leases: as defined in Section 2.8(a).

           Recorded Price: as defined in Section 1.5.

           Reduced Taxes: as defined in Section 4.3(c).

           Related Person: as defined in Section 2.19.

           Restricted Business: as defined in Section 4.9.1.

           SCDHEC: as defined in Section 4.10.

           Securities Act: as defined in Section 3.6.

           Seller: as defined in the preamble.

           Seller's Marks: as defined in Section 4.8.

           September 2005 Balance Sheet: the unaudited consolidated balance sheet of the Company as at September 30, 2005.

           Shares: as defined in the recitals.

           Special Indemnification Claim: as defined in Section 7.2.1.

           Stand-Alone Plan: as defined in Section 2.10.1.

           Subsidiary: with respect to any Person (the "Parent"), any other Person (other than a natural person), whether incorporated or unincorporated, of which at least a majority of the securities or ownership interests having by their terms ordinary voting power to elect a majority of the board of directors or other persons performing similar functions is directly or indirectly owned or controlled by the Parent or by one or more of its respective Subsidiaries or by the Parent and any one or more of its respective Subsidiaries.

           Supplemental Savings Plan: as defined in Section 5.1.4.

           Target Working Capital: $16,900,000.

           Tax Dispute Accountants: as defined in Section 4.3(g).

           Tax Indemnitee: as defined in Section 4.3(a).

           Tax Indemnitor: as defined in Section 4.3(a).

           Taxing Authority: the IRS and any other governmental Authority responsible for the administration of any Tax.

           Tax Return: any report, return, statement or other written information required to be filed with a Taxing Authority in connection with Taxes (including any attachment thereto, amendment thereof, claim for refund or declaration of estimated Tax).

           Taxes: all (i) taxes, levies, imposts, duties, assessments, charges or fees imposed by any government or other Taxing Authority, and (ii) interest, penalties, fines, or additions to tax or additional amounts imposed by any Taxing Authority in connection with any item described in clause (i).

           Transitional Services Agreement: as defined in Section 6.4.3.

           Treasury Regulations: means the Treasury Regulations (including Temporary Regulations) promulgated by the United States Department of Treasury with respect to the Code.

           2004 Balance Sheet: the audited consolidated balance sheet of the Company for the fiscal year ended December 31, 2004 set forth in the Financial Statements.

           WARN Act: as defined in Section 5.1.8.

           Working Capital: Current Assets minus Current Liabilities.

           9. General Provisions.

           9.1 Modification; Waiver. This Agreement may be amended or modified only by a written instrument executed by each of the parties hereto. Any of the terms and conditions of this Agreement may be waived in writing at any time by the party entitled to the benefits thereof.

           9.2 Entire Agreement. This Agreement, including the Schedules and Exhibits hereto (which are hereby incorporated by reference and made a part hereof), and the Ancillary Agreements, when executed and delivered, constitute the entire agreement of the parties with respect to the subject matter hereof and supersede all other prior agreements and understandings, oral or written, express or implied, between the parties hereto and their respective Affiliates, representatives and agents in respect of the subject matter hereof (including the Confidential Information Memorandum, dated Spring 2005, with respect to the Company and any supplements thereto). The Non-Disclosure Agreement shall terminate upon Closing.

           9.3 Certain Limitations. It is the explicit intent and understanding of each of the parties hereto that neither party nor any of its Affiliates, representatives or agents is making any representation or warranty whatsoever, oral or written, express or implied, other than those set forth in Sections 2 and 3 and in the certificates delivered pursuant to Sections 6.3.2 and 6.4.2 and neither party is relying on any statement, representation or warranty, oral or written, express or implied, made by the other party or such other party's Affiliates, representatives or agents (including with respect to any estimates, projections, forecasts, budgets or other forward-looking information delivered or made available to the Purchaser or its representatives), except for the representations and warranties set forth in such Sections. EXCEPT AS OTHERWISE SPECIFICALLY SET FORTH IN THIS AGREEMENT, THE PARTIES EXPRESSLY DISCLAIM ANY IMPLIED WARRANTY OR REPRESENTATION AS TO CONDITION, MERCHANTABILITY OR SUITABILITY AS TO ANY OF THE ASSETS OF THE COMPANY AND, EXCEPT AS OTHERWISE SPECIFICALLY SET FORTH IN THIS AGREEMENT, IT IS UNDERSTOOD AND AGREED THAT THE PURCHASER TAKES THE ASSETS OF THE COMPANY AND ANY ENTITY LISTED IN SCHEDULE 2.3 "AS IS" AND "WHERE IS". The parties agree that this is an arm's length transaction in which the parties' undertakings and obligations are limited to the performance of their obligations under this Agreement and, at the Closing Date, the Ancillary Agreements. The Purchaser acknowledges that it is a sophisticated investor, that it has undertaken a full investigation of the businesses of the Company and any entity listed in Schedule 2.3 taken as a whole, and that it has only a contractual relationship with the Seller, based solely on the terms of this Agreement and the Non-Disclosure Agreement and, at the Closing Date, the Ancillary Agreements, and that there is no special relationship of trust or reliance between the Purchaser and the Seller. The parties have participated jointly in the negotiating and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation shall arise, this Agreement shall be construed as if drafted jointly and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.

           9.4 Termination.

           (a) This Agreement may be terminated:

               (i) at any time prior to the Closing Date by mutual written consent of the Purchaser and the Seller;

               (ii) by the Purchaser or the Seller, by written notice to the other party, if the Closing shall not have taken place on or before June 30, 2006, or such later date as the parties may have agreed to in writing, provided that the non-occurrence of the Closing is not attributable to a breach of any of the terms hereof by the party seeking termination;

               (iii) by the Seller or the Purchaser, by written notice to the other party, if there shall be in effect a final non-appealable Order of a Governmental Authority of competent jurisdiction restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated hereby; it being agreed that, the parties hereto shall promptly appeal any adverse determination which is not non-appealable (and pursue such appeal with reasonable diligence); provided, however, that the right to terminate this Agreement under this Section 9.4(a)(iii) shall not be available to a party if such Order was primarily attributable to a breach any of the terms hereof by the party seeking termination; or

               (iv) by the Seller or the Purchaser, by written notice to the other party if the other party has (and the terminating party shall not have) failed to perform and comply with, in all material respects, all agreements, covenants and conditions hereby required to have been performed or complied with by such party prior to the time of such termination, and such failure shall not have been cured within seven days following written notice of such failure.

           (b) If this Agreement is terminated as provided in Section 9.4(a), the transactions contemplated by this Agreement shall be terminated without further action by either party. If the transactions contemplated by this Agreement are terminated as provided herein:

               (i) the Purchaser shall return to the Seller all documents and other materials received from the Seller, its Affiliates, the Company or their respective agents (including all copies of or materials developed from any such documents or other materials) relating to the transactions contemplated hereby, whether obtained before or after the execution hereof; and

               (ii) all confidential information received by the Purchaser with respect to the Seller and its Affiliates shall be otherwise treated in accordance with the Non-Disclosure Agreement, which shall remain in full force and effect notwithstanding the termination of this Agreement.

           (c) If this Agreement is terminated as provided in Section 9.4(a), this Agreement shall become null and void and of no further force or effect, except for (i) the Non-Disclosure Agreement and (ii) this Article IX and Section
4.4 (relating to publicity). Nothing in this Section 9.4 shall be deemed to release either party from any liability for any breach by such party of the terms and provisions of this Agreement or to impair the right of either party to compel specific performance by the other party of its obligations under this Agreement pursuant to Section 9.17.

           9.5 Expenses. Except as expressly provided herein (including as required pursuant to Section 4.3(e)), whether or not the transactions contemplated herein shall be consummated, each party shall pay its own expenses, costs and fees incident to the preparation and performance of this Agreement, it being understood that if the transaction is consummated, the Company shall not bear any of the costs and expenses of the Seller related to the preparation or performance of this Agreement.

           9.6 Further Actions. Each party shall execute and deliver such certificates and other documents and take such other actions as may reasonably be requested by the other party in order to consummate or implement the transactions contemplated hereby.

           9.7 Post-Closing Access. In connection with any matter relating to any period prior to, or any period ending on, the Closing, the Purchaser shall, upon the request and at the expense of the Seller, provide the Seller and its representatives with full access at all reasonable times during normal business hours to the properties, books and records of the Company and furnish for inspection such information and documents in its possession relating to the Company as the Seller may reasonably request. The Purchaser shall, and shall cause the Company to, execute such documents as the Seller may reasonably request to enable the Seller to file any required reports or Tax Returns relating to the Company. The Purchaser shall not dispose of such books and records during the seven-year period beginning with the Closing Date without the Seller's consent, which shall not be unreasonably withheld. Following the expiration of such seven-year period, the Purchaser may dispose of such books and records at any time upon giving 60 days' prior written notice to the Seller, unless the Seller agrees to take possession of such books and records within 60 days at no expense to the Purchaser.

           9.8 Notices. All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given if:
(a) delivered personally, (b) sent by registered or certified mail in the United States, return receipt requested, (c) sent by reputable overnight air courier (such as DHL or Federal Express) or (d) sent by fax, as follows:

         if to the Seller, to it at:
                  Phelps Dodge Corporation
                  One North Central Avenue
                  Phoenix, Arizona 85004-2306
                  Fax: (602) 366-7321
                  Attention:  S. David Colton, Esq.

         with a copy to:
                  Debevoise & Plimpton LLP
                  919 Third Avenue
                  New York, New York 10022
                  Fax: (212) 909-6836
                  Attention: Michael W. Blair, Esq.

         if to the Purchaser:
                  International Wire Group, Inc.
                  12 Masonic Ave
                  Camden, New York 13316
                  Fax: 315-245-3124
                  Attention: Rodney D. Kent

         with a copy to:
                  Weil, Gotshal & Manges LLP
                  200 Crescent Court, Suite 300
                  Dallas, Texas  75201
                  Fax:  (214) 746-7777
                  Attention:  R. Scott Cohen

or to such other address or to such other Person as either party hereto shall have last designated by notice to the other party.

           All such notices, requests, demands and other communications shall be deemed to have been received (w) if by personal delivery, on the next Business Day after such delivery, (x) if by registered or certified mail in the United States return receipt requested, on the seventh Business Day after the mailing thereof, (y) if by reputable overnight air courier, on the next Business Day after the mailing thereof or (z) if by fax, on the next Business Day following the day on which such fax was sent, provided that a copy is also sent by registered or certified mail, return receipt requested.

           9.9 Assignment. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but shall not be assignable, by operation of law or otherwise, by either party hereto without the prior written consent of the other party and any purported assignment or other transfer without such consent shall be void and unenforceable; provided, however, that the Purchaser may assign this Agreement and all of its rights and obligations hereunder to any Affiliate so long as the Purchaser executes a written guarantee of such Affiliate's obligations in form and substance reasonably satisfactory to the Seller.

           9.10 No Third Party Beneficiaries. Except for the Company, nothing in this Agreement shall confer any rights upon any Person that is not a party or a successor or permitted assignee of a party to this Agreement.

           9.11 Counterparts. This Agreement may be executed in counterparts (including by facsimile), both of which shall constitute one and the same instrument.

           9.12 Interpretation. The Section headings in this Agreement are for convenience of reference only and shall not be deemed to alter or affect the meaning or interpretation of any provision hereof. Any references to Sections or Schedules in this Agreement shall refer to Sections of and Schedules to this Agreement unless otherwise indicated. Any references to "the Purchaser's knowledge" or "the knowledge of the Purchaser" shall mean the actual knowledge of the individuals set forth on Schedule 9.12(a), without any duty of investigation or inquiry. Any references to "the Seller's knowledge" or "the knowledge of the Seller" shall mean the actual knowledge of the individuals set forth on Schedule 9.12(b), without any duty of investigation or inquiry. Any references to "including" or any variation thereof means "including, without limitation" and shall not be construed to limit any general statement that it follows to the specific or similar items or matters immediately following it. The disclosure of any matter in the schedules hereto shall be deemed to be a disclosure for all purposes of this Agreement to the extent readily apparent, but shall expressly not be deemed to constitute an admission by the Seller or the Purchaser, or to otherwise imply, that any such matter is material for the purposes of this Agreement.

           9.13 Severability. If any provision, including any phrase, sentence, clause, section or subsection, of this Agreement is invalid, inoperative or unenforceable for any reason, such circumstances shall not have the effect of rendering such provision invalid, inoperative or unenforceable in any other case or circumstance, or of rendering any other provision herein contained invalid, inoperative or unenforceable to any extent whatsoever.

           9.14 Governing Law. This Agreement shall be construed, performed and enforced in accordance with the laws of the State of New York without giving effect to its principles or rules of conflict of laws to the extent such principles or rules would require or permit the application of the Laws of another jurisdiction.

           9.15 Consent to Jurisdiction.

           (a) Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, and the Seller and Purchaser shall cause the Company to irrevocably and unconditionally submit, for itself and its property, to the exclusive jurisdiction of any New York State court or Federal court of the United States of America sitting in New York City, and any appellate court from any thereof, in any suit, action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby or for recognition or enforcement of any judgment relating thereto, and each of the parties hereto hereby irrevocably and unconditionally agrees, and the Seller and Purchaser shall cause the Company to irrevocably and unconditionally agree, that all claims in respect of any such action or proceeding may be heard and determined in such New York State court or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees, and the Seller and Purchaser shall cause the Company to agree, that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.

           (b) Each of the parties hereto hereby irrevocably and unconditionally waives, and the Seller and Purchaser shall cause the Company to irrevocably and unconditionally waive, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby in any New York State or Federal court. Each of the parties hereto hereby irrevocably waives, and the Seller and Purchaser shall cause the Company to irrevocably waive, to the fullest extent permitted by Law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

           (c) Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.8. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by Law.

           9.16 Waiver of Punitive and Other Damages and Jury Trial.

           (a) THE PARTIES TO THIS AGREEMENT EXPRESSLY WAIVE AND FOREGO ANY RIGHT TO RECOVER PUNITIVE, EXEMPLARY, LOST PROFITS, CONSEQUENTIAL OR SIMILAR DAMAGES ("EXTRAORDINARY DAMAGES") IN ANY ARBITRATION, LAWSUIT, LITIGATION OR PROCEEDING ARISING OUT OF OR RESULTING FROM ANY CONTROVERSY OR CLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY; PROVIDED HOWEVER, THAT THE FOREGOING LIMITATION SHALL NOT APPLY WITH RESPECT TO EXTRAORDINARY DAMAGES OBTAINED BY OR IN FAVOR OF A THIRD PARTY AGAINST A PURCHASER INDEMNIFIED PARTY OR SELLER INDEMNIFIED PARTY, AS APPLICABLE.

           (b) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY OR CLAIM WHICH MAY ARISE OUT OF OR RELATE TO THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

           (c) EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF SUCH WAIVERS, (ii) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (iii) IT MAKES SUCH WAIVERS VOLUNTARILY, AND (iv) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.16.

           9.17 Specific Performance. Each of the parties hereto acknowledges and agrees that, in the event of any breach of this Agreement, the non-breaching party would be irreparably and immediately harmed and could not be made whole by monetary damages. It is accordingly agreed that the parties hereto (a) shall be entitled, in addition to any other remedy to which they may be entitled at law or in equity, to compel specific performance of this Agreement in accordance with any action instituted in accordance with Section 9.15 and (b) will waive, in any action for specific performance, the defense of the adequacy of a remedy at law.

           9.18 Non-Recourse. No past, present or future director, officer, employee, incorporator, member, partner, stockholder, Affiliate, agent, attorney or representative of the Purchaser or Seller shall have any liability or obligation for any liabilities or obligations of either party hereto under this Agreement or for any claim based on, in respect of, or by reason of, the transactions contemplated hereby; provided, however, that this Section 9.18 shall not apply to the Ancillary Agreements.

           IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first above written.

                                      PHELPS DODGE CORPORATION


                                      By  /s/ Kalidas V. Madhavpeddi
                                         ---------------------------------------
                                         Name:   Kalidas V. Madhavpeddi
                                         Title:  Senior Vice President - Asia


                                      INTERNATIONAL WIRE GROUP, INC.


                                      By  /s/ Rodney D. Kent
                                         ---------------------------------------
                                         Name:   Rodney D. Kent
                                         Title:  Chief Executive Officer

                                                                       EXHIBIT A

                          TRANSITION SERVICES AGREEMENT


           This Transition Services Agreement (the "Agreement") is made and entered into as of ____________, 2006 by and between Phelps Dodge Corporation, a New York corporation ("PDC"), and Phelps Dodge High Performance Conductors of SC and GA, Inc., a New York corporation ("Customer").

           This Agreement is entered into in connection with the Stock Purchase Agreement, dated as of March 4, 2006, by and between PDC and International Wire Group, Inc., a Delaware corporation ("Buyer") (the "Purchase Agreement"), pursuant to which Buyer is purchasing the stock of Customer. Pursuant to this Agreement, PDC agrees, subject to the terms set forth herein, to (i) maintain the services (each, a "Customer Service" and collectively, the "Customer Services") described on Schedule A hereto, as supplemented or amended from time to time, for the specific term ("Duration") set forth in Schedule A for each such Customer Service for the purpose of facilitating the transfer of Customer to Buyer. Capitalized terms not defined herein have the meaning ascribed to them in the Purchase Agreement.

           1. Customer Services.

           (a) Commencing as of the Closing (the "Effective Date"), PDC and/or its affiliates shall provide the Customer Services for the Duration set forth in the Schedules with respect to each Customer Service. Except as specifically provided in Schedule A, the Customer Services shall be of the same type and level of service provided to the Customer by PDC or its affiliates at comparable times and periods during the calendar year prior to the Effective Date. The Customer Services will be performed consistent with PDC's business and financial reporting practices during the calendar year prior to the Effective Date, unless otherwise agreed either in Schedule A or elsewhere in writing. PDC shall not be required to provide any Customer Services that conflict with or violate any applicable law or third party rights. Customer understands and agrees that PDC may cause any of such services to be provided through any of PDC's affiliates or through independent third parties and that usage of the term "PDC" hereinafter shall for all purposes include PDC and its affiliates that provide Customer Services and, for purposes of this Section 1, such independent third parties that provide Customer Services; provided that the performance of the Customer Services by such affiliates or independent third parties shall meet the performance standards described in this Section 1(a), and PDC shall remain responsible for the performance of the Customer Services. In no event, however, shall PDC or any of its affiliates be responsible for any failure or defect in the provision of the Customer Services that is caused by the Customer's actions or by the Customer's failure to act when such action is reasonably requested by PDC, an affiliate of PDC, or any independent third party providing a Customer Service.

           (b) Upon mutual agreement between PDC and the Company, Schedule A shall be deemed amended to include additional Customer Services.

           2. Fee and Payment.

           In consideration for the Customer Services provided by PDC, Customer shall pay to PDC the monthly Customer Service fee specified on Schedule A for each of the services provided (each, a "Service Fee" and collectively, the "Service Fees"). Commencing on _________, 2006, PDC shall deliver a monthly invoice to Customer for the Service Fees for the Customer Services to be provided in the next monthly period. Customer shall be refunded the applicable pro rata portion of the monthly rate for any Customer Service that does not begin on the first Business Day of the month, or for any Customer Service that is terminated prior to the last Business Day of the month, provided that such Customer Service is terminated in accordance with Section 3(a). Customer shall pay the Service Fees to PDC within fifteen (15) days of its receipt of the invoice for the Service Fees from PDC by wire transfer in immediately available funds to a bank account previously designated by PDC. If the invoice or any portion thereof is in dispute, Customer shall pay the entire invoice and the dispute shall be resolved in accordance with the dispute resolution procedures set forth in Section 16 hereof. Unpaid amounts or overcharged amounts will bear interest at the rate of one and one-half percent (1 1/2%) per month fifteen (15) days after the date of invoice.

           3. Term and Termination of Customer Services.

           (a) Customer may discontinue receiving any or all of the Customer Services by giving PDC at least 35 days' prior written notice, which notice shall specify the date on which such Customer Service shall be discontinued; provided that Customer shall not be required to provide notice (other than notice required pursuant to Section 6) if Customer is discontinuing any or all of the Customer Services pursuant to Section 6(b). The Customer acknowledges and agrees that services set forth in Schedule A may not be unbundled or discontinued within any item number set forth in Schedule A. Schedule A shall be deemed amended to delete such Customer Services as of the end of the indicated date, and this Agreement shall be of no further force and effect for such Customer Services, except as to obligations accrued prior to the date of discontinuation of such Services.

           (b) The term of this Agreement shall commence as of the Effective Date and end on the sixth month anniversary of the Effective Date (the "Transfer Date") (such period, the "Term"), provided, that if all the Customer Services to be provided hereunder have been discontinued by Customer pursuant to Section 3(a), then this Agreement shall terminate as of the date all Customer Services were discontinued.

           4. Independent Contractor.

           The parties hereto understand and agree that this Agreement does not make either of them an agent or legal representative of the other for any purpose whatsoever. No party is granted, by this Agreement or otherwise, and neither shall represent to any third party that the other party shall have, any right or authority to assume or create any obligation or responsibilities, express or implied, on behalf of or in the name of any other party, or to bind any other party in any manner whatsoever. The parties expressly acknowledge (i) that PDC is an independent contractor with respect to Customer in all respects, including, without limitation, the provision of the Customer Services, (ii) that the parties are not partners, joint venturers, employees, agents, representatives or fiduciaries of or with each other, and (iii) at all times during the performance of the Customer Services, all persons performing services hereunder (including agents, temporary employees, independent third parties and consultants) shall be construed as being independent from Customer and not as employees of Customer on account of such Customer Services.

           5. Limitation of Liability.

           (a) In the absence of gross negligence or willful misconduct on the part of PDC or any affiliate that provides a Customer Service, neither PDC nor any such affiliate shall have any liability to any Customer Party (as defined below) in providing the Customer Services for any injury, loss or damage of any nature whatsoever. In the absence of gross negligence or willful misconduct on the part of Customer, its affiliates, directors, officers, employees, agents, consultants or permitted assigns (each, a "Customer Party"), Customer shall have no liability to PDC or any affiliate that provides a Customer Service for any injury, loss or damage of any nature whatsoever.

           (b) NOTWITHSTANDING ANYTHING IN THIS AGREEMENT TO THE CONTRARY, EACH CUSTOMER PARTY SHALL NOT BE LIABLE TO PDC, ITS AFFILIATES, DIRECTORS, OFFICERS, EMPLOYEES, AGENTS, CONSULTANTS OR PERMITTED ASSIGNS (EACH, A "PDC PARTY") AND EACH PDC PARTY SHALL NOT BE LIABLE TO ANY CUSTOMER PARTY, IN EACH CASE, FOR ANY LOST PROFITS, SPECIAL, INDIRECT, INCIDENTAL, CONSEQUENTIAL OR PUNITIVE DAMAGES ARISING IN CONNECTION WITH THIS AGREEMENT OR THE CUSTOMER SERVICES PROVIDED HEREUNDER, WHETHER SUCH CLAIM IS BASED ON WARRANTY, CONTRACT, TORT (INCLUDING NEGLIGENCE OR STRICT LIABILITY) OR OTHERWISE, EVEN IF AN AUTHORIZED REPRESENTATIVE OF SUCH PARTY IS ADVISED OF THE POSSIBILITY OR LIKELIHOOD OF THE SAME.

           (c) EXCEPT AS SPECIFIED IN THIS AGREEMENT, NO WARRANTIES, WHETHER EXPRESS, IMPLIED OR STATUTORY, ARE MADE OR CREATED AMONG THE PARTIES, INCLUDING, BUT NOT LIMITED TO, IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.

           6. Default and Termination.

           (a) Any of the following shall constitute an event of default:

               (i) Customer fails to cure any non-payment of a Service Fee or other amount due and owing hereunder within ten (10) days of receipt of written notice of the existence of an event of such non-payment; or

               (ii) Either party fails to perform any other material obligation under this Agreement and such failure remains uncured for more than twenty (20) days after receipt of written notice thereof.

           (b) If any event of default occurs, the non-defaulting party, in addition to any other rights available to it under law or equity, may terminate any or all Customer Services or this Agreement by giving written notice to the defaulting party. Remedies shall be cumulative and there shall be no obligation to exercise a particular remedy.

           (c) The failure by a party to exercise any right hereunder shall not operate as a waiver of such party's right to exercise such right or any other right in the future.

           7. Indemnification.

           (a) PDC, on behalf of itself and any of its affiliates that provide Customer Services pursuant to this Agreement, shall indemnify and hold each Customer Party harmless for any liabilities, claims, damages, losses and expenses (including, but not limited to, court costs and reasonable attorneys' fees) (collectively referred to as "Damages") of any kind or nature suffered or incurred by any such Customer Party or any other person arising out of or in connection with the rendering of a Customer Service or any failure to provide a Customer Service, where such Damages are caused by the willful misconduct or gross negligence of PDC or any of such affiliates. In the event that Customer knows of a claim that may be the subject of indemnification under this paragraph, it shall promptly notify PDC of such claim and PDC, in its sole discretion, may defend, settle, or otherwise litigate such claim. PDC's maximum liability (including for any amounts referred to in the prior sentence) for any action, regardless of the form of action, whether in tort or contract, arising under this Agreement shall be limited to the amount of fees paid by Customer hereunder for the particular Customer Service causing the breach.

           (b) Customer shall protect, indemnify, defend and hold PDC harmless from and against all Damages of any kind or nature caused by or arising in connection with the gross negligence or willful misconduct of any employee or agent of Customer in connection with this Agreement. In the event that PDC knows of a claim that may be the subject of indemnification under this paragraph, it shall promptly notify Customer of such claim and Customer, in its sole discretion, may defend, settle, or otherwise litigate such claim.

           8. Information.

           Subject to applicable law and privileges, each party hereto covenants and agrees to provide the other party on a timely basis with all information regarding itself and transactions under this Agreement that the other party reasonably believes is required for (i) the provision of the Customer Services by PDC or (ii) its compliance with all applicable federal, state, county and local laws, ordinances, regulations and codes, including, but not limited to, securities laws and regulations.

           9. Confidential Information, Security and Title to Intellectual Property.

           (a) PDC and Customer hereby agree to, and to use their reasonable best efforts to cause their respective affiliates, employees and agents to, hold in trust and maintain confidential all Confidential Information relating to the other party. "Confidential Information" shall mean all information disclosed by either party to the other in connection with this Agreement, whether orally, visually, in writing or in any other tangible form, and includes, but is not limited to the prices, terms and conditions for any service performed pursuant to this Agreement, economic and business data, business plans, and the like, but shall not include: (i) information which becomes generally available to the public other than by release in violation of the provisions of this Section 9;
(ii) information which becomes available on a non-confidential basis to a party from a source other than the other party to this Agreement, provided such source is not and was not bound to hold such information confidential; (iii) information acquired or developed independently by a party without violating this Section 9 or any other confidentiality agreement with the other party; and
(iv) information that any party hereto reasonably believes it is required to disclose by law, provided that it first notifies the other party hereto of such requirement and allows such party a reasonable opportunity to seek a protective order or other appropriate remedy to prevent such disclosure. Without prejudice to the rights and remedies of either party to this Agreement, a party disclosing any Confidential Information to the other party in accordance with the provisions of this Agreement shall be entitled to equitable relief by way of any injunction if the other party hereto breaches or threatens to breach any provision of this Section 9. The obligations hereunder shall survive for a period of two (2) years from and after any termination of this Agreement.

           (b) During the Term, Customer's access to PDC's information technology infrastructure (other than such infrastructure purchased by Buyer through the Stock Purchase Agreement) for applications shall be through secured controlled processes determined by PDC in consultation with Customer. Those employees of Customer and PDC having access to such infrastructure and applications and other shared systems may be required by PDC or Customer, as the case may be, to enter into a customary non-disclosure agreement in connection with, and as a condition to, such access. PDC shall not transfer to Customer, and Customer shall have no rights in, application software and systems source code associated with systems through which PDC is providing services to Customer hereunder. Customer, if provided access to such application software and systems source code, will use the application software and systems only for their intended use.

           (c) All copyright and any and all Intellectual Property Rights in all materials, including computer programs, documentation, reports and all other information shall:

               (i) where developed, written or produced by PDC or any of its affiliates or on behalf of PDC or any of its affiliates by any party other than Customer or any employee of Customer, vest solely in PDC or such affiliate unconditionally and immediately upon having been developed, written or produced;

               (ii) where developed, written or produced by PDC or any of its affiliates on behalf of PDC or any of its affiliates and constituting a Modification to any material in which any Intellectual Property Rights are owned by any of PDC, its affiliates or contractors (or any of them) (and such material was delivered, written or produced prior to the Modification), vest solely in PDC or such affiliate unconditionally and immediately upon having been developed, written or produced; and

               (iii) in any other case, vest in the party or affiliate of a party that developed, wrote or produced such Intellectual Property.

           (d) As used herein, (i) "Intellectual Property Rights" means (1) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications, and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions, and re-examinations thereof, (2) all trademarks, service marks, trade dress, logos, trade names, domain names and corporate names, together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, and all applications, registrations and renewals in connection therewith, (3) all copyrightable and copyright works, all copyrights, and all applications, registrations, and renewals in connection therewith, (4) all mask works and all applications, registrations, and renewals in connection therewith, (5) all trade secrets and confidential business information (including ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals), (6) all computer software (including data, databases and related documentation), (7) all moral rights, (8) all database rights, (9) all design rights and registered designs, (10) all topography rights, (11) all other proprietary rights, and (12) all copies and tangible embodiments thereof (in whatever form or medium and whether or not any of the foregoing is registered and including all applications for registration of any such thing) and all rights or forms of protection of a similar nature or having equivalent or similar effect to any of those which may subsist anywhere in the world, and (ii) "Modification" means any translation, adaptation, arrangement, derivative work, alteration, enhancement, error correction, configuration, amendment or other work on or change to any computer program.

           10. Assignment.

           Except as otherwise provided herein, neither party may assign or transfer any of its rights or duties under this Agreement to any third person or entity without the prior written consent of the other party, which written consent shall not be unreasonably withheld or delayed; provided however that at or following the Effective Date hereof, PDC may, without the prior written consent of Customer, assign its rights or delegate its duties to one or more majority-owned direct or indirect subsidiaries so long as PDC remains responsible for all obligations under this Agreement.

           11. Notices.

           All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given if: (a) delivered personally, (b) sent by registered or certified mail in the United States, return receipt requested, (c) sent by reputable overnight air courier (such as DHL or Federal Express) or (d) sent by fax, as follows:

                  If to PDC, to it at:

                      Phelps Dodge Corporation
                      One North Central Avenue
                      Phoenix, AZ  85004
                      Fax No.:  (602)366-7312
                      Attn:   S. David Colton, Esq.

                  With a copy to:

                      Debevoise & Plimpton LLP
                      919 Third Avenue
                      New York, NY  10022
                      Fax:  (212) 909-6836
                      Attention:  Michael W. Blair, Esq.

                  If to Customer:

                      Phelps Dodge High Performance Conductors of SC & GA, Inc. 1570 Compton Road
                      P.O. Box 508
                      Inman, SC 29349
                      Fax No.:
                      Attn: [Please provide]

                  With a copy to:

                      Weil, Gotshal & Manges LLP
                      200 Crescent Court, Suite 300
                      Dallas, Texas 75201
                      Fax:  (214) 746-7777
                      Attention:  R. Scott Cohen

or to such other address or to such other Person as either party hereto shall have last designated by notice to the other party.

           All such notices, requests, demands and other communications shall be deemed to have been received (w) if by personal delivery, on the next Business Day after such delivery, (x) if by registered or certified mail in the United States return receipt requested, on the seventh Business Day after the mailing thereof, (y) if by reputable overnight air courier, on the next Business Day after the mailing thereof or (z) if by fax, on the next Business Day following the day on which such fax was sent, provided that a copy is also sent by registered or certified mail, return receipt requested.

           12. Governing Law.

           This Agreement shall be construed, performed and enforced in accordance with the laws of the State of New York without giving effect to its principles or rules of conflict of laws to the extent such principles or rules would require or permit the application of the laws of another jurisdiction.

           13. Taxes.

           Customer agrees that it will pay or promptly reimburse PDC for any and all sales taxes, assessments and other governmental charges levied which result from the performance of services by PDC under this Agreement ("Taxes"), excluding payroll taxes with respect to PDC's employees, taxes based on PDC's income generally or corporate franchise taxes. Taxes will be separately stated on the relevant invoice referred to in Section 2(a) and shall be paid by Customer in accordance with Section 2(a).

           14. Severability

           If any provision, including any phrase, sentence, clause, section or subsection, of this Agreement is invalid, inoperative or unenforceable for any reason, such circumstances shall not have the effect of rendering such provision invalid, inoperative or unenforceable in any other case or circumstance, or of rendering any other provision herein contained invalid, inoperative or unenforceable to any extent whatsoever.

           15. Rights Upon Orderly Termination; Survival.

           Upon termination or expiration of this Agreement or any of the Customer Services, described herein, each party shall, upon request, forthwith return to the other party all reports, papers, materials and other information ("Information") required to be provided to such party under Section 9. In addition, each party shall use their reasonable good faith efforts to cooperate and assist the other in the transition from the provision of the Customer Services by PDC to the performance of such services by Customer, taking into account the need to minimize both the cost of such transition and the disruption to the ongoing business activities of the parties hereto, provided that (i) such cooperation and assistance does not unreasonably interfere with the day-to-day business affairs of PDC or Customer or its Subsidiary, and (ii) such assistance by PDC shall be limited to PDC's provision of Customer's Information to Customer and third party vendors identified by Customer. Customer shall pay PDC's reasonable out-of-pocket costs incurred in providing such requested assistance to the extent that PDC would not have incurred such costs in the absence of such request of assistance from Customer. Notwithstanding any termination of this Agreement, the obligations of the parties hereto to make payments hereunder and the provisions of Sections 5, 7, 8, 9, 11, 12, 14, 15, 16 and 17 shall survive.

           16. Consent to Jurisdiction.

           (a) Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of any New York State court or Federal court of the United States of America sitting in New York City, and any appellate court from any thereof, in any suit, action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby or for recognition or enforcement of any judgment relating thereto, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State court or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

           (b) Each of the parties hereto hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby in any New York State or Federal court. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

           (c) Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 11. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

           17. Waiver of Jury Trial.

           (a) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY OR CLAIM WHICH MAY ARISE OUT OF OR RELATE TO THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

           (b) EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE SUCH WAIVER OR THE WAIVERS CONTAINED IN SECTION 5, (ii) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (iii) IT MAKES SUCH WAIVERS VOLUNTARILY, AND (iv) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 17.

           18. Force Majeure.

           In the event of strikes, riot, war, rebellion, fire, earthquake, or act of governmental authorities, or causes beyond the control of the parties hereto which shall render it impossible for either party to comply with the terms of this Agreement, no liability for non-compliance caused thereby during the continuance thereof shall exist or arise and the Customer shall have no obligation to pay for the Customer Services affected thereby.

           19. No Third Party Beneficiaries.

           Nothing in this Agreement shall confer any rights upon any Person that is not a party or a successor or permitted assignee of a party to this Agreement.

           20. Amendment.

           This Agreement (including the Schedules) may only be amended by a written agreement executed by both parties hereto. No purchase order, change order, email or other document that purports to modify or supplement the printed text of this Agreement or any exhibit hereto shall add to or vary the terms of this Agreement. All such proposed variations or additions (whether submitted by PDC or Customer) are objected to and deemed material unless agreed to in writing.

           21. Entire Agreement.

           This Agreement, including the exhibits hereto and thereto, constitutes the entire agreement between the parties, and supersedes all prior agreement, representations, negotiations, statements or proposals related to the subject matter hereof.

           22. Counterparts.

           This Agreement may be executed in counterparts (including by facsimile), both of which shall constitute one and the same instrument.

           IN WITNESS WHEREOF, the parties have caused this Agreement to be signed by their duly authorized representatives.



Phelps Dodge High Performance Phelps Dodge Corporation
Conductors of SC and GA, Inc.
("Customer")


By: ____________________________

Name: __________________________

Title: _________________________

Phelps Dodge Corporation
("PDC")

By: ____________________________

Name: __________________________

Title: __________________________

                                                                       EXHIBIT B


                      PHELPS DODGE INDUSTRIES, BAYWAY PLANT
                          ALLOY SALES AGREEMENT - 2006

BUYER:         Phelps Dodge High Performance Conductors of SC and GA, Inc.

SELLER: Phelps Dodge Industries, Inc., Bayway Plant, Elizabeth, New Jersey, d/b/a Phelps Dodge Specialty Copper Products

Seller agrees to sell, and Buyer agrees to buy, certain products as provided in this Alloy Sales Agreement and in the Terms and Conditions set forth in Exhibit I (collectively, "Sales Contract") and in each related invoice, provided that the terms hereof will govern in the event of any inconsistency with the Terms and Conditions.

PRODUCT AND ESTIMATED QUANTITY:
-------------------------------
Alloy products listed in Exhibit II (each an "Alloy Product," collectively the "Alloy Products") shall be sold by Seller to Buyer at the prices and estimated quantities specified therein, provided, however, that Buyer may increase or decrease the quantity of any Alloy Product if Buyer's requirement for such Alloy Product changes.

DELIVERY AND SHIPMENT SCHEDULE:
-------------------------------
Buyer will submit written purchase orders to Seller at the beginning of each quarter; modification and shipment date change requests will be agreed upon between Buyer and Seller at the beginning of each month. Seller will use its good faith efforts to meet Buyer's scheduling requirements.

PRICE:
------
The Alloy Product price per pound will be the sum of the applicable Fabrication Adder for the Alloy Product being delivered, plus the Cathode Premium (as defined in Exhibit II), plus the previous month's COMEX average (provisional basis only). For final pricing, the previous month's COMEX average is to be adjusted to the current month's (month of shipment) COMEX average. The Fabrication Adder shown in Exhibit II is the base Fabrication Adder to be in effect for the first 12 months of this Sales Contract. Thereafter, the Fabrication Adder then in effect will be increased by 1.5% on the first anniversary of the date hereof, 2% on the second anniversary of the date hereof and 2% on the third anniversary of the date hereof. Seller and Buyer will mutually agree to pricing for new products added to this Sales Contract, not identified in Exhibit II.

Reel Deposits: See Exhibit II.

TERM:
-----
This Sales Contract shall be in effect for four (4) years from the initial date of execution specified below.

EXCLUSIVITY:
------------
During the Term of this Alloy Sales Agreement, Seller agrees not to sell (or otherwise transfer the rights to) any of the Alloy Products to any party other than Buyer, and Buyer agrees not to buy any of the Alloy Products from any party other than Seller, subject in each case to any applicable exception listed below:

                                                                       EXHIBIT B


                      PHELPS DODGE INDUSTRIES, BAYWAY PLANT
                          ALLOY SALES AGREEMENT - 2006

1. Seller may sell any of the Alloy Products to Montgomery Wire Corporation, provided that the aggregate quantity of the Alloy Products sold (the "Maximum Quantity") does not exceed 10,000 pounds per month for the first year of the Term. On each of the first, second and third anniversaries of the date hereof, the Seller may increase by 10% the Maximum Quantity then in effect.

2. Seller may sell any of the Alloy Products to any customer provided that, except with respect to sales to Little Falls Alloy, such Alloy Product is in the form of (a) flat wire, (b) cold heading stock, or (c) busbar.

RIGHT OF INSPECTION:
--------------------
Buyer has the right to inspect and audit the Bayway facility. Such audit and inspection must be conducted in accordance with ISO-9001 2000.

PAYMENT TERMS:
--------------
Invoices are due and payable on 30 day terms, provided that Buyer's unpaid obligations to Seller and its affiliates for purchases of all forms of copper, including without limitation purchases under this Agreement and the Copper Rod Supply Agreement, dated ____, between Buyer and [PD entity], relate to no more than 7,500,000 pounds of copper. In the event that Buyer has unpaid obligations for an aggregate amount of copper in excess of 7,500,000 pounds, invoices for any amounts of copper in excess of 7,500,000 pounds shall be due and payable on terms set by the Credit Committee of Phelps Dodge Corporation (the "Credit Committee"). Payment terms are subject to change pursuant to the Terms and Conditions of this Agreement and that of the Copper Rod Supply Agreement, dated ____, between Buyer and [PD entity], and such payment terms may be improved by the Credit Committee at its discretion. Seller's weights shall govern to the extent performed in good faith.

TERMINATION:
------------
Seller may declare a default by Buyer if Buyer fails to make any payment when due or fails to perform any other obligation of Buyer hereunder. Seller may also declare a default if Buyer becomes insolvent, admits in writing its inability to pay its debts, or bankruptcy (or similar) proceedings are instituted by or against it. In such event, Seller may, at its election, postpone or refuse to make any further pricing or deliveries, accelerate all unpaid amounts owed by Buyer, or terminate this agreement or any part thereof, without prejudice to any other remedies Seller has under applicable law.

In the event that Seller's products fail to meet Buyer's pre-approved specifications and that Seller repeatedly fails to cure such defects after receipt of written notice thereof from Buyer in accordance with the procedures set forth in this Agreement, Buyer may terminate this agreement or any part thereof, without prejudice to any other remedies Buyer has under applicable law.

MODIFICATIONS:
Seller shall receive the written consent of Buyer prior to making any change in the process for any metal alloy supplied pursuant to Exhibit II; provided, however, that Seller is permitted to make customary production adjustments without notice to or consent from Buyer.

                                                                       EXHIBIT B


                      PHELPS DODGE INDUSTRIES, BAYWAY PLANT
                          ALLOY SALES AGREEMENT - 2006


NOTICES:
--------
Notices shall be in writing and will be directed to the parties at their respective fax numbers set forth below:

This Sales Contract is entered into as of:  __________________.

Phelps Dodge High Performance Conductors of SC and GA, Inc. Phelps Dodge Industries, Inc., Bayway Plant

By:________________________________       By:___________________________________

    Name:__________________________          Name:______________________________

    Title:_________________________          Title:_____________________________

Fax:_______________________________          Fax:_______________________________

                                                                       EXHIBIT B


                      PHELPS DODGE INDUSTRIES, BAYWAY PLANT
                          ALLOY SALES AGREEMENT - 2006


EXHIBIT I

TERMS AND CONDITIONS

--------------------------------------------------------------------------------
                              TERMS AND CONDITIONS

           The terms and conditions to which the foregoing sale is subject, are set forth below. Phelps Dodge Industries, Bayway Plant, Elizabeth, New Jersey, d/b/a Phelps Dodge Specialty Copper ("Seller"), subsidiaries of, and general sales agents for, Phelps Dodge Corporation and its subsidiaries and affiliates (collectively, "Phelps Dodge"), expressly condition the sale upon Buyer's assenting to, these terms and conditions. By accepting delivery of the Alloy Products, Buyer expressly assents to the terms and conditions contained herein. Seller objects to, and shall not be bound by, Buyer's purchase order, confirmation forms or other documents that attempt to impose upon Seller any terms or conditions at variance with Seller's terms and conditions herein set forth. For administrative convenience, orders for shipments may be placed by Buyer on its ordinary purchase order forms, and such orders may be acknowledged by Seller on its acknowledgment forms, but the terms and conditions stated in such forms of Buyer or Seller shall have no effect to the extent that they are inconsistent with any of the terms, conditions or provisions of this Sales Contract.

           ACCEPTANCE. No contract of sale of the Alloy Products manufactured by Seller is made until Buyer's order has been accepted in writing by Seller in accordance with the Sales Contract.

PRICE.

           Prices. All shipments to Buyer will be billed at Seller's prices specified in the Sales Contract.

           Other Changes Prohibited. Buyer shall have no option to change any quantity, size or specification, etc., of any Alloy Products without the prior written agreement of Seller which will not be unreasonably withheld. Seller reserves the right to ship and invoice 10% more or less of the quantity ordered.

           Taxes. Selling prices for the Alloy Products transmitted herewith exclude all Federal, state and municipal excise, occupational processing, transaction privilege (sales), use and similar taxes. Such taxes shall be added to the invoice as a separate line item, or be separately invoiced, and in any event shall be paid by Buyer. Buyer shall forward a properly executed Certificate of Exemption prior to shipment.

           Buyer's Credit. Seller reserves the right to do any one or more of the following, whenever warranted based on the financial condition of Buyer, at Seller's sole discretion: alter or suspend credit; modify the credit terms provided herein; or cancel the order. In any such case, in addition to any other remedies herein or by law provided, cash payments or satisfactory security from Buyer may be required by Seller before shipment, or Seller at its sole discretion may accelerate the due date of payment by Buyer under any contract or order with Seller. Seller reserves the right to retain possession of the Products and the right to stop Alloy Products in transit and to demand payment before delivery. Failure to pay invoices when due shall cause all subsequent invoices to be immediately due and payable in full, irrespective of their terms. Acceptance by Seller of any partial payment shall not waive any rights of Seller. Seller may decline to make delivery on any order except cash orders paid in full in advance. Interest will be charged on the unpaid balance of past due accounts at the rate of two percent (2%) per month, or at the highest rate legally permitted if less than two percent per month.

SHIPPING AND DELIVERY.
----------------------
           Shipping Date. The shipping date is Seller's best estimate of the date shipment will be made. Seller will use its commercially reasonable efforts to meet the estimated shipping date, but it will not bind Seller to ship or make deliveries by that date.

           Seller's Obligations. Seller's obligations hereunder are subject to Seller's production schedule, government priorities, and government regulations that may be issued from time to time.

           Risk of Loss - Title. Shipment shall be F.O.B. shipping point. Title to and risk of loss of all goods shall pass to Buyer upon delivery, F.O.B., Seller's factory (unless a different FOB point is otherwise agreed and accepted) to any agent of Buyer, including a common carrier or warehouse.

           Method of Shipment. Shipments to Buyer are governed under the following data subject to change without notice: Unless otherwise agreed upon by both Seller and Buyer in writing, all shipment terms are F.O.B. Elizabeth, New Jersey or other specified Shipping Point.

ALLOY PRODUCTS: INSPECTION.
---------------------------
           Tolerances. Unless otherwise stated, the Alloy Products furnished shall be subject to Buyer's standard tolerances and variations, provided that such tolerances and variations have been pre-approved by Seller.

           Inspection. Inspection, if any, and final acceptance by Buyer, shall be made at Buyer's facilities and any inspection discrepancies must be reported to Seller within 30 days of receipt. Failure of Buyer to report discrepancies within 30 days of receipt of any Alloy Product at Buyer's facility shall relieve Seller of any liability for any and all defects.

           Test Certification. Certification of compliance (C/C) or test reports can be supplied upon request. Any additional requirements will need to be reviewed. Applicable charges may apply.

NO WARRANTY.
------------
SELLER MAKES NO WARRANTY, EITHER EXPRESS OR IMPLIED, AS TO MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OF ANY ALLOY PRODUCTS SOLD HEREUNDER. However, should any Alloy Product prove to be defective or not as ordered, Seller will upon notice from Buyer address any claims in accordance with procedures set forth in the Phelps Dodge Specialty Copper Products Customer Complaints Procedure as in effect on March 3, 2006. Unauthorized returns (those where a Return Material Authorization number has not been issued by Seller) are strictly forbidden and will not be accepted by Seller. The remedies provided herein are Buyer's sole and exclusive remedies. Further, the parties expressly agree that Seller SHALL NOT BE SUBJECT TO ANY OTHER OBLIGATIONS OR LIABILITIES ARISING OUT OF BREACH OF CONTRACT, WARRANTY, ANY TORT CLAIMS, OR ARISING UNDER THEORIES OF LAW WITH RESPECT TO ALLOY PRODUCTS SOLD OR SERVICES RENDERED BY SELLER; AND SELLER SHALL NOT BE LIABLE FOR ANY SPECIAL, CONSEQUENTIAL, INCIDENTAL OR CONTINGENT DAMAGES WHATSOEVER. Without limiting the generality of the foregoing, Seller specifically disclaims any liability for penalties, special or punitive damages, damages for lost profits or revenues, loss of use of Alloy Products or equipment, cost of capital, facilities or services, down time, shut-down or slow-down costs or for any other kinds or types of economic loss.

Returnable Packages. Title to returnable reels, spools, pallets, skids and cases (hereafter referred to collectively as "Spools") shall at all times remain with Seller. Whenever Buyer shall have possession thereof, Buyer is to be deemed an insurer thereof. Returnable Spools should be returned Freight Charge Collect to the point of origin in lots of 500 lbs. or more. For lots less than 500 lbs., returns are to be prepaid by Buyer. SELLER RESERVES THE RIGHT TO CAUSE FORFEITURE OF BUYER'S DEPOSITS FOR ANY SPOOLS THEREOF THAT HAVE NOT BEEN RETURNED TO POINT OF ORIGIN WITHIN ONE YEAR FROM DATE OF SHIPMENT OR ARE RECEIVED IN DAMAGED CONDITION.

No Authorization to Make Warranties. No employee of Seller, other than an executive officer duly authorized by Seller's Board of Directors, is authorized to make any warranties, promises or representations as to any Alloy Product, and none made by any person other than a duly authorized executive officer of Seller shall be binding upon Seller.

FORCE MAJEURE.
--------------
Seller. The occurrence of a contingency, the non-occurrence of which was a basic assumption upon which the sale was made (including, without limitation, any act of God, or of a belligerent power, war, riot, strike, slow-down, lockout, explosion, fire, flood, storm, accident to or breakdown or failure or other outage of plant equipment or machinery, shortage of labor, fuel, power, equipment, materials or supplies, delay in scheduled start-up of a facility, insufficient transportation facilities or delay in transportation of product, equipment, material or supplies, irrespective of whether it is foreseen, foreseeable or anticipated), or compliance in good faith with any applicable foreign or domestic governmental request or regulation or order whether or not it later proves to be invalid (including, without limitation, any governmental request or regulation or order limiting production or relating to the environment, health or safety, or any governmental allocation, interference with, embargo or take-over of product or facilities, whether or not any of such matters are now in effect or foreseen, foreseeable or anticipated), that affects any of the facilities of Seller, Phelps Dodge or of any other copper producing company from which Seller receives copper or other commodities, or that otherwise affects Seller's ability to perform under this Sales Contract as contemplated, by rendering Seller's performance either impracticable or materially more burdensome, shall excuse a delay in the promised delivery, and any non-delivery, in whole or in part, shall give to Seller and Buyer the rights and obligations set forth in Sections 2-615 and 2-616 of the Uniform Commercial Code as in effect at the time in the State of New York. In addition, if good faith compliance with any applicable foreign or domestic governmental request or regulation or order, whether or not it later proves to be invalid, restricts Seller's ability to modify at its discretion its price in effect on the date of shipment for its Alloy Products, Seller shall not be obligated to make shipments hereunder during the period in which its ability is so restricted. Seller shall give Buyer reasonable notice of any election not to make shipments for this reason.

PATENT INDEMNIFICATION OF SELLER. Buyer shall indemnify Seller for any costs, expenses (including attorneys' fees) and liability as a result of any patent infringement claims arising out of Buyer's use, consumption or resale of the Alloy Products.

GENERAL PROVISIONS.

Assignment. This Sales Contract shall be assignable by Buyer and inure to the benefit of any successor in interest of Buyer, provided that no later than 60 days prior to any assignment Seller receives written notice of such assignment and credit documentation related to such assignee that is reasonably satisfactory to Seller.

Entire Agreement. This Sales Contract and Credit Agreement, if any, constitute the entire agreement of the parties with respect to the sale of the Alloy Products noted in this Sales Contract, and supersede all prior oral or written agreements between the parties. No amendment or modification of this Sales Contract shall be binding on either party unless it is in writing and signed by both parties.

Arbitration. Any dispute or claim arising out of or in connection with this Sales Contract, or any breach thereof, shall be resolved by arbitration in New York, New York in accordance with the Rules of the American Arbitration Association. The award rendered by the arbitrator shall be binding on the parties and enforceable in any court of competent jurisdiction in the State of New York.

Due Authority. Buyer warrants that it has full right, power and authority to enter into the agreement described in this Invoice.

Governing Law. This Invoice shall be governed by and construed in accordance with the laws of the State of New York, without regard to conflict of laws provisions.

Headings. The headings used herein are for convenience only and are not intended to define, limit or describe the scope or intent of any provision here in.

Severability. If any provision contained herein for any reason is held invalid or unenforceable, such invalidity or unenforceability shall not affect any other provision hereof.